UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Hudson Pacific Properties, Inc.
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HUDSON PACIFIC PROPERTIES

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

       April 10, 2017
Dear Fellow Stockholder:

On behalf of the Board of Directors of Hudson Pacific Properties, Inc., I cordially invite you to attend our Annual Meeting of Stockholders on Wednesday, May 24, 2017, at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025 at 9:00 a.m. (PDT).

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may authorize a proxy by telephone, via the Internet or by mail or vote in person as described beginning on page 6 of the proxy statement.

Thank you for your continued support of Hudson Pacific Properties, Inc.

Sincerely yours,

Victor J. Coleman
Chief Executive Officer, President and Chairman of the Board of Directors

Hudson Pacific Properties, Inc. 11601 Wilshire Blvd., Ninth Floor Los Angeles, California 90025 (310) 445-5700

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2017 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc., a Maryland corporation. The meeting will be held at 9:00 a.m. (PDT), on Wednesday, May 24, 2017, at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025.

At the 2017 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:

(1)	The election of ten directors, each to serve until the next annual meeting of our stockholders and until his successor is duly elected and qualifies;

(2)	The approval of the Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan;

(3)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

(4)	The advisory approval of the Company’s executive compensation for the fiscal year ended December 31, 2016, as more fully disclosed in the accompanying Proxy Statement;

(5)	The advisory determination of the frequency of future advisory votes on executive compensation;

(6)	A stockholder proposal requesting the Board of Directors to prepare a report regarding diversity on the Board; and

(7)	Any other business properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You must own shares of Hudson Pacific Properties, Inc. common stock at the close of business on March 24, 2017, the record date for the 2017 Annual Meeting of Stockholders, or hold a proxy from such a record holder, to attend and vote at the Annual Meeting or at any adjournments or postponements of the Annual Meeting. If you plan to attend, please bring a picture I.D. and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 24, 2017. If your shares are held in “street name,” you will also need a duly authorized proxy from your broker, bank or other nominee to vote your shares at the Annual Meeting. Regardless of whether you will attend, please authorize your proxy electronically through the Internet or by telephone or by completing and mailing your proxy card so that your votes can be cast at the Annual Meeting in accordance with your instructions. For specific instructions on authorizing a proxy, please refer to the instructions on the proxy card. Authorizing a proxy in any of these ways will not prevent you from voting in person at the 2017 Annual Meeting of Stockholders if you are a stockholder of record as of the record date for the Annual Meeting or if you hold a proxy from a record holder.

This Proxy Statement and accompanying proxy card are available beginning April 10, 2017 in connection with the solicitation of proxies by the Board of Directors of Hudson Pacific Properties, Inc. for use at the 2017 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2016 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder.
By Order of the Board of Directors

Kay L. Tidwell
Executive Vice President, General Counsel and Secretary
Los Angeles, California
April 10, 2017

Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on May 24, 2017: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2016 Annual Report are available at http://www.edocumentview.com/HPP.

PROXY STATEMENT

PROXY SUMMARY

2016 BUSINESS HIGHLIGHTS

We are a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. We invest across the risk-return spectrum, favoring opportunities where we can employ leasing, capital investment and management expertise to create additional value.

Our business strategy has resulted in a consistent track record of creating strong operational performance and significant value for stockholders.

OPERATIONS
●	Achieved net income attributable to common stockholders(1) per diluted share equal to $0.25, reflecting a 232% increase from 2015;
●	Achieved funds from operations (“FFO”),(2) excluding specified items, per diluted share equal to $1.78, reflecting a 7% increase from 2015;
●	Generated GAAP and cash rent growth(3) of 45% and 37%, respectively;
●	Ended 2016 with a stabilized office portfolio lease rate of 96.4%; and
●	Executed new and renewal leases covering over 2.9 million square feet, which exceeded our 2 million square feet target.

STRATEGIC GROWTH
●	Sold $367 million of assets, all at a premium to original purchase price;
●	Purchased $641 million of assets (11601 Wilshire in Los Angeles, Hill7 in Seattle and Page Mill Hill in Palo Alto);
●
More than quadrupled the square footage of our portfolio since our 2010 initial public offering (“IPO”) from 3.5 million square feet to 17.5 million square feet, including the integration of the EOP Northern California Portfolio acquired from certain affiliates of The Blackstone Group L.P., or Blackstone, in 2015; and

●	Achieved significant growth while maintaining a strong balance sheet, with debt/total market capitalization of 34.4%.
__________________

(1)	Net income attributable to common stockholders is not considered in the calculation of compensation.

(2)	Refer to Appendix A for our definition of FFO and a reconciliation of net income attributable to common stockholders in accordance with GAAP to FFO, excluding specified items.

(3)	Refer to Appendix A for a definition of change in GAAP and cash rents.

TOTAL SHAREHOLDER RETURNS(1)(2) HPP Significantly Outperformed the Market and Our Peer Group over the Last Five Years

1-Year	3-Year	5-Year	Key:
as of 12/31/2016	as of 12/31/2016	as of 12/31/2016

HPP (27%)	HPP (70%)	HPP (176%)	HPP: Hudson Pacific Properties, Inc.
Peer Group (21%)	Peer Group (47%)	Peer Group (110%)	Peer Group: Executive Compensation Peer Group Median (see page 51 for details)
S&P (12%)	S&P (29%)	S&P (98%)	S&P: S&P 500
SNL Equity (9%)	SNL Equity (43%)	SNL Equity (78%)	SNL Equity: SNL US Equity REIT Index
MSCI (9%)	MSCI (45%)	MSCI (75%)	MSCI: Morgan Stanley REIT Index
__________________

(1)	Per SNL Financial.

(2)	Peer Group data excludes companies that did not trade publicly for the entire period referenced.

2016 COMPENSATION HIGHLIGHTS

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success.

The Company believes that our current executive compensation program represents a balanced, pay-for-performance structure, with the following key highlights:

Pay-Performance Alignment	●	87% of our CEO’s 2016 total annual compensation was variable and performance-based (81% on average for our other named executive officers (“NEOs”)).
●
22% of our CEO’s 2016 total annual compensation continues to be at-risk and will only be earned if significant total shareholder return (“TSR”)-based performance goals are achieved (21% on average for our other NEOs).

	●	At year-end 2016, the Compensation Committee realigned our CEO’s and the other NEOs’ equity to be more performance-based (e.g., Outperformance Plan (“OPP”)).
Continued Use of Formulaic Incentive Compensation	●
80% of our cash bonus program is based on pre-established corporate performance measures, with the remaining 20% determined at the Compensation Committee’s discretion based on a subjective review of other Company performance and individual performance.

	●	OPP equity awards are earned based on our achievement of TSR in excess of 27% (or an average of 9% annually) and relative TSR above the SNL US Equity REIT Index over a three-year performance period.
Strong Compensation Governance	●
Mandatory holding period for equity of three years beyond the vesting date of time-based restricted stock awards and two years beyond the vesting date of any shares (or units) earned under the 2017 OPP.

	●	Stock ownership guidelines for executives and directors, with 10x base salary for the CEO.
	●	Double-trigger change-in-control provisions and no excise tax gross-ups.
	●	Anti-hedging and anti-pledging policy that prohibits executives and directors from pledging or hedging our securities.

CORPORATE SUSTAINABILITY AND GIVING

The Company is committed to high performance sustainable operations. All of our office properties are benchmarked in the US Environmental Protection Agency’s ENERGY STAR Portfolio Manager, with 53% of the portfolio achieving an ENERGY STAR certification, and all developments are or will be Leadership in Energy & Environmental Design (LEED) certified. The Company is keenly focused on developing and operating innovative, energy and water efficient world class properties that also incorporate robust recycling and green cleaning best practices. In keeping with the Company’s continuous process improvement approach, we have completed a Sustainability Assessment and are in the process of evaluating a Sustainability Strategic Plan to ensure the appropriate evolution of sustainability execution, with a focus on ways to drive positive financial and environmental outcomes for shareholders, tenants, employees and the communities in which we invest.

We are also committed to corporate social responsibility as part of our culture and value proposition to stakeholders. We uphold the highest business ethics, are committed to best-in-class standards for the health and safety for our employees, tenants and service provider partners, and have a robust community-giving program. Specifically, the Company supports and encourages our employees’ contributions to charitable organizations. To assist employees charitable giving and augment the impact of their charitable dollars, the Company created the Hudson Pacific Properties Charitable Program. This program encourages employees to contribute to qualifying charitable organizations by matching donations and by allowing for additional paid time off for volunteerism, and providing donations to qualifying nonprofit organizations to which our employees volunteer.

MATTERS TO BE VOTED ON AT OUR 2017 ANNUAL MEETING

Proposal	Board Recommendation	Page
Proposal No. 1: Election of Directors	FOR each nominee	8
Proposal No. 2: Approval of the Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan	FOR	23
Proposal No. 3: Ratification of Independent Registered Public Accounting Firm	FOR	32
Proposal No. 4: Advisory Approval of Executive Compensation (“Say-On-Pay Vote”)	FOR	33
Proposal No. 5: Advisory Determination of the Frequency of Future Advisory Votes on Executive Compensation (“Frequency Proposal”)	ONE YEAR	34
Proposal No. 6: Stockholder Proposal Requesting the Board of Directors to Prepare a Report Regarding Diversity on the Board	AGAINST	35

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting?

The Annual Meeting will be held at 9:00 a.m. (PDT) on Wednesday, May 24, 2017, at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025. We have made the materials related to the Annual Meeting available to you on the Internet, or upon your request, we have delivered printed copies of these materials to you by mail. These materials were first made available or sent to you on April 10, 2017.

What is the purpose of the Annual Meeting of Stockholders?

At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement—the election of directors, the approval of the Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, the advisory approval of the Company’s executive compensation, the advisory determination of the frequency of future advisory votes on executive compensation, and a stockholder proposal requesting the Board of Directors (“Board”) to prepare a report regarding diversity on the Board. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting?

All of our common stockholders of record as of the close of business on March 24, 2017, the record date for the Annual Meeting, or their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a record stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 24, 2017 to gain admittance to the Annual Meeting. If your shares are held in “street name,” you will also need a duly authorized proxy from your broker, bank or other nominee to vote your shares at the Annual Meeting.

What am I voting on?

At the Annual Meeting, you may consider and vote on:

(1)	the election of ten directors (each to serve until the next annual meeting of our stockholders and until his successor is duly elected and qualifies);

(2)	the approval of the Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan;

(3)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

(4)	the advisory approval of the Company’s executive compensation for the fiscal year ended December 31, 2016, as more fully described in this Proxy Statement;

(5)	the advisory determination of the frequency of future advisory votes on executive compensation;

(6)	a stockholder proposal requesting the Board to prepare a report regarding diversity on the Board; and

(7)	any other business properly introduced at the Annual Meeting or any adjournment or postponement thereof.

What are the Board’s recommendations?

The Board recommends a vote:

•	for the election of each nominee named in this Proxy Statement (see Proposal No. 1);

•	for the approval of the Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan (see Proposal No. 2);

•	for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (see Proposal No. 3);

•	for the advisory approval of the Company’s executive compensation (see Proposal No. 4);

•	for future advisory votes on executive compensation on an annual basis (see Proposal No. 5); and

•	against the stockholder proposal requesting the Board to prepare a report regarding diversity on the Board (see Proposal No. 6).

If you properly execute and return your proxy card but do not give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board on each of the matters listed above.

Who may vote?

You may vote if you were the record owner of shares of our common stock at the close of business on March 24, 2017, which is the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter properly presented at the Annual Meeting or any adjournment or postponement thereof for each share of common stock you owned of record as of the record date. As of March 24, 2017, we had 156,050,476 shares of common stock outstanding.

Who counts the votes?

A representative of Computershare, Inc. will tabulate the votes, and our Executive Vice President, General Counsel and Secretary, Kay L. Tidwell, will act as the inspector of the election.

Is my vote confidential?

Yes, your proxy card, ballot and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2017). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What is quorum for the Annual Meeting?

Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 24, 2017, without notice other than announcement at the meeting. We may also postpone, to a date not later than 90 days after the original record date, or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting?

To be elected as a director (Proposal No. 1), a nominee must receive the affirmative vote of a majority of all the votes cast “for” and “against” the election of such nominee in the election of directors.

To approve the Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan (Proposal No. 2); to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 3); to adopt the resolution regarding the advisory approval of executive compensation (Proposal No. 4); to advise on the frequency of future advisory votes on executive compensation (Proposal No. 5); and to vote on a stockholder proposal requesting the Board to prepare a report regarding diversity on the Board (Proposal No. 6), the affirmative vote of a majority of the votes cast on the proposal is required.

Because there are three alternatives for Proposal No. 5 (one year, two years or three years), it is possible that none of the three alternatives will receive a majority of the votes cast on this proposal. If no frequency receives a majority of the votes cast on this proposal, the Compensation Committee of our Board intends to take the results of the vote on the proposal into account in its decision regarding the frequency with which the Company submits advisory resolutions on executive compensation in the future.

If you are a stockholder of record as of the record date for the Annual Meeting and you properly authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter. If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a non-routine matter because the nominee lacks discretionary authority to vote the shares and the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed proxy indicating a broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:

•
With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the election of directors.

•
With respect to Proposal No. 2 (Approval of Amended and Restated 2010 Incentive Award Plan), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the result of the vote on this proposal.

•	With respect to Proposal No. 3 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares if no instructions are received from you.

•
With respect to Proposal No. 4 (Advisory Approval of Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the result of the vote on this proposal.

•
With respect to Proposal No. 5 (Advisory Determination of the Frequency of Future Advisory Votes on Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the result of the vote on this proposal.

•
With respect to Proposal No. 6 (Stockholder Proposal Requesting the Board to Prepare a Report Regarding Diversity on the Board), your broker, bank or other nominee is not entitled to vote your shares if no instructions are received from you. Broker non-votes, if any, will have no effect on the result of the vote on this proposal.

Because an abstention is not a vote cast with respect to any proposal except Proposal 2, if you instruct your proxy or broker to “abstain,” it will have no effect on the vote on any proposal except Proposal 2. With respect to Proposal 2, the NYSE requires that abstentions be counted as votes cast, and therefore any abstentions with respect to Proposal 2 shall have the effect of a vote against Proposal 2. If you instruct your proxy or broker to “abstain” on any or all matters, you will still be counted as present for purposes of determining whether a quorum is present.

How do I vote?

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

•	If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;

•	Call 1-800-652-VOTE (8683); or

•
Log on to the Internet at www.investorvote.com/HPP and follow the instructions at that site. The Website address for authorizing a proxy by Internet is also provided on your notice at the Annual Meeting.

Telephone and Internet proxy authorizations will close at 1:00 a.m. (Central Time) on May 24, 2017. If you properly authorize a proxy, unless you indicate otherwise, the persons named as your proxies will vote your common stock: FOR the election of each of the nominees for election as directors named in this Proxy Statement; FOR the approval of the Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; FOR the advisory approval of the Company’s executive compensation; FOR future advisory votes on executive compensation on an annual basis; and AGAINST the stockholder proposal requesting the Board to prepare a report regarding diversity on the Board.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy?

Yes, if your common stock is held in your name, you can revoke your proxy by:

•
Filing written notice of revocation before or at our Annual Meeting with our Executive Vice President, General Counsel and Secretary, Kay L. Tidwell, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting?

Other than the six proposals described in this Proxy Statement, we are not aware of any business that may properly be introduced at the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation?

We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials?

Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are published on the Corporate Governance page of the Investor Relations section on our Website at www.hudsonpacificproperties.com. (We are not including the other information contained on, or available through, our Website as a part of, or incorporating such information by reference into, this Proxy Statement.)

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1
NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will be entitled to elect ten directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify. The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or the Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, ability to make independent and analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, ability to work collegially, and, in the case of two directors, also pursuant to the contractual rights granted to certain of our stockholders, as described below. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of Hudson Pacific Properties, Inc. and each of the nominees has consented, if elected as a director, to serve until his term expires and his successor is elected and qualifies.

On April 1, 2015, we and Hudson Pacific Properties, L.P., or our operating partnership, completed the acquisition of the EOP Northern California Portfolio, or the EOP Acquisition, from Blackstone. In connection with the EOP Acquisition, we entered into a stockholders agreement with Blackstone, which we refer to as the Stockholders Agreement. Pursuant to the Stockholders Agreement, on April 1, 2015, the number of directors on our Board increased from eight to eleven, and three director nominees designated by Blackstone—Messrs. Cohen, Nash and Schreiber—were elected as our directors. On January 13, 2016, Mr. Schreiber resigned from our Board, and Blackstone indicated that it would not designate an individual to replace him. Subsequently, the Board decreased its size to ten directors. Following the sale of Blackstone’s ownership interest in the Company on January 10, 2017, the Stockholders Agreement terminated, and each of Messrs. Cohen and Nash submitted his resignation from the Board. The Company has elected not to accept the resignation of either Mr. Cohen or Mr. Nash, and each of them has agreed to stand for re-election at the Annual Meeting.
Your proxy holder will cast your votes for each of the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

The Board unanimously recommends that the stockholders vote “FOR” the ten nominees listed below.

Name	Age	Audit Committee	Compensation Committee	Governance Committee	Investment Committee
Victor J. Coleman*	55
Theodore R. Antenucci†	52	Member		Member	Member
Frank Cohen†	44
Richard B. Fried†	49		Chairperson
Jonathan M. Glaser†	54	Member	Member
Robert L. Harris II†	58
Mark D. Linehan†	54	Chairperson			Member
Robert M. Moran, Jr.†	54			Chairperson	Member
Michael Nash†	55
Barry A. Porter†	59		Member	Member
________________
* Chief Executive Officer, President and Chairman of our Board.
† Independent within the meaning of applicable NYSE listing standards and SEC rules.

Victor J. Coleman
Mr. Coleman serves as Chief Executive Officer, President and Chairman of our Board, and has been a member of the Board since our IPO. Prior to the formation of our Company, Mr. Coleman founded and served as a managing partner of our predecessor, Hudson Capital, LLC, a private real estate investment company based in Los Angeles, California. In 1990, Mr. Coleman co-founded and led Arden Realty, Inc. as its President and Chief Operating Officer and as a director, taking that company public on the NYSE in 1996 and selling it to GE Real Estate, a division of General Electric Capital Corporation, in 2006. Mr. Coleman is an active community leader, and is on the Founding Board of Directors for the Ziman Center for Real Estate (from 2004 to the present) at the Anderson School, UCLA, and on the Boards of Fisher Center for Real Estate and Urban Economics, Los Angeles Sports & Entertainment Commission and the Los Angeles Chapter Gold Chapter and Bel Air YPO Chapter. Mr. Coleman’s experience as a director also includes service on the board of other publicly traded real estate investment trusts, or REITs, such as Douglas Emmett, Inc. (from 2006 to 2009), and he currently serves as a trustee on the board of Kite Realty (since 2012). He holds a Master of Business Administration degree from Golden Gate University and a Bachelor of Arts in History from the University of California, Berkeley. Mr. Coleman was selected by our Board to serve as a director based on his deep knowledge of our Company and his experience in the real estate investment industry.

Chief Executive Officer, President and Chairman of the Board

Age: 55
Director Since: IPO
Other Boards Served:
Ziman Center for Real Estate at the Anderson School (UCLA), Fisher Center for Real Estate and Urban Economics, Los Angeles Sports & Entertainment Commission, Los Angeles Chapter Gold Chapter and Bel Air YPO Chapter, Douglas Emmett, Kite Realty

Theodore R. Antenucci
Mr. Antenucci has been a member of our Board since our IPO. As of March 2011, Mr. Antenucci serves as President and Chief Executive Officer of Catellus Development Corporation, a leading national land developer. Until June 2011, Mr. Antenucci was also President and Chief Investment Officer of ProLogis, as well as a member of its Executive Committee. ProLogis is a global provider of distribution facilities with over $32 billion in real estate assets under management. He also served on the Board of Directors for ProLogis European Properties, a public fund trading on the Euronext stock exchange in Amsterdam, from 2009 through June of 2011. Before joining ProLogis in September 2005, Mr. Antenucci served as President of Catellus Commercial Development Corp., and was responsible for all development, construction and acquisition activities. Additionally, Mr. Antenucci has served on the Board of Trustees of the Children’s Hospital Colorado Foundation since December of 2010. Mr. Antenucci was also appointed to the Board of Directors of Iron Mountain, Inc. in June of 2011. He earned a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara. Mr. Antenucci was selected by our Board based on his experience as an executive and board member of a REIT and his extensive real estate and development expertise in the Southern California market. He is a member of the Audit, Governance and Investment Committees of our Board.

Age: 52
Director Since: IPO
Committee Served:
Audit, Governance, Investment
Other Boards Served:
ProLogis European Properties, The Children’s Hospital Colorado Foundation, Iron Mountain, Inc.

Frank Cohen
Mr. Cohen has served as a member of our Board since April 1, 2015. He has been Chairman of the Board of Directors and the Chief Executive Officer of Blackstone Real Estate Income Trust, Inc. since July 2016. He is a Senior Managing Director with Blackstone based in New York. He is the Global Head of Core+ Real Estate and a member of the Blackstone Real Estate Investment Committee. Since joining Blackstone in 1996, Mr. Cohen has been involved in over $100 billion of real estate transactions. He has been involved with many of Blackstone’s notable investments, including Equity Office Properties, CarrAmerica Realty, Trizec Properties and IndCor Properties. Mr. Cohen received a Bachelor of Arts from Northwestern University, where he graduated from the Honors Program in Mathematical Methods in the Social Sciences, with a double major in Political Science. He serves as a director for Hudson Pacific Properties, as well as for several private Blackstone portfolio companies, including Equity Office Properties. He is also a Trustee of the Urban Land Institute and on the WCAS Board of Visitors at Northwestern University. Mr. Cohen was appointed pursuant to the contractual rights contained in the Stockholder Agreement. Our Board believes that Mr. Cohen is qualified to serve as a director based on his role with Blackstone and based on his experience in the real estate industry.

Age: 44
Director since: April 2015
Other Boards Served:
Several Blackstone portfolio companies, including Equity Office Properties Trust

Richard B. Fried
Mr. Fried has been a member of our Board since our IPO. His selection as a member of our Board was made in connection with the negotiation of our formation transactions. Mr. Fried is currently a Managing Member and head of the real estate group at Farallon Capital Management, L.L.C., an investment management company that he has been with since 1995. Mr. Fried also currently serves as a Board Member of Beneficial State Bank, a position he has held since the bank’s inception in 2007. Previously, Mr. Fried was a Vice President in acquisitions for Security Capital Industrial Trust (now called ProLogis), a REIT specializing in industrial properties. Mr. Fried has also worked as an associate in capital markets at JMB Institutional Realty Corporation. Mr. Fried graduated from the University of Pennsylvania with a Bachelor of Science degree in Economics and a Bachelor of Arts degree in History. Our Board has determined that Mr. Fried should serve as a director based on his familiarity with our Company since inception and his experience in the real estate investment industry. Mr. Fried serves as Chair of the Compensation Committee of our Board, or the Compensation Committee.

Age: 49
Director since IPO
Committee Served:
Compensation
Other Boards Served:
Beneficial State Bank

Jonathan M. Glaser
Mr. Glaser has been a member of our Board since our IPO. Mr. Glaser has been Managing Member of JMG Capital Management LLC since he founded the company in 1992. JMG Capital Management LLC is the General Partner of JMG Capital Partners, L.P., an investment limited partnership that has been a leader in various capital market strategies, private placements and additional financing strategies. Prior to founding JMG, Mr. Glaser was a member floor trader on both the American Stock Exchange and Pacific Stock Exchange. Mr. Glaser received a Juris Doctor degree from the Boalt Hall School of Law at the University of California, Berkeley, as well as a Bachelor of Arts degree from the University of California, Berkeley. Our Board has determined that Mr. Glaser should serve as a director based on his capital markets expertise, as well as his extensive experience in portfolio management, financial oversight and directorship service. Mr. Glaser is a member of the Compensation Committee and the Audit Committee.

Age: 54
Director since IPO
Committees Served:
Audit, Compensation

Robert L. Harris II
Mr. Harris has been a member of our Board since December 15, 2014. He most recently was Chairman of the board of Acacia Research Corporation from 2012 to 2016. Mr. Harris previously served as President and a director of Entertainment Properties Trust, a publicly traded entertainment, recreation and specialty real estate company which Mr. Harris founded, from 1997 to 2000. From 1993 to 1997, he led the International Division and served as Senior Vice President of AMC Entertainment. From 1984 to 1992, Mr. Harris served as President of Carlton Browne and Company, Inc., a holding company and trust with assets in real estate, insurance and financial services. He has also served on the boards of the George L. Graziadio School of Business and Management at Pepperdine University, CombiMatrix Corporation, True Religion Brand Jeans, the USA Volleyball Foundation and Imperial Bancorp. Our Board has determined that Mr. Harris should serve as a director on our Board based on his experience with REITs and as a member of senior management at both publicly traded and privately held companies.

Age: 58
Director since December 2014
Other Boards Served:
Office of the Chairman of Acacia Research Corporation, George L. Graziadio School of Business and Management at Pepperdine University, CombiMatrix Corporation, True Religion Brand Jeans, the USA Volleyball Foundation and Imperial Bancorp

Mark D. Linehan
Mr. Linehan has been a member of our Board since our IPO. Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993. Wynmark Company is a private real estate investment and development company with interests in properties in California, Nevada, Oregon and Montana. Prior to founding Wynmark Company, Mr. Linehan was a Senior Vice President with the Trammell Crow Company in Los Angeles, California. Before that, Mr. Linehan was with Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm. He currently serves on the board of Condor Hospitality Trust, a publicly traded REIT. In addition, Mr. Linehan is actively involved with the community through his service on the boards of the UC Santa Barbara Foundation, the National Cowboy and Western Heritage Museum, and Direct Relief, as well as his previous board memberships with the Signet Corporation and the Camino Real Park Foundation. Mr. Linehan received a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant. Mr. Linehan was selected by our Board based on his extensive experience in real estate investment and development as well as his expertise in accounting matters. Mr. Linehan is the chair of our Audit Committee and is a member of our Investment Committee.

Age: 54
Director since IPO
Committees Served:
Audit, Investment
Other Boards Served:
Condor Hospitality Trust

Robert M. Moran, Jr.
Mr. Moran has served as a member of our Board since our IPO. Mr. Moran co-founded and co-owns FJM Investments LLC, a private real estate investment company that owns interest in properties in the western United States and British Columbia, Canada. Previously, Mr. Moran developed his extensive experience in real estate investment activities at Westridge Investments, LLC and as Chief Investment Officer of Cornerstone Properties, Inc. He also served as a partner at William Wilson & Associates, as well as the Director of Acquisitions in four real estate opportunity funds resulting in the $1.2 billion sale to Cornerstone Properties, Inc. In addition, Mr. Moran has significant experience in real estate lending, having worked at Travelers Insurance, Wells Fargo Bank, Manufacturers Hanover and Chemical Bank. Mr. Moran received his Bachelor of Arts in Economics from Stanford University. Our Board has determined that Mr. Moran should serve as a director on our Board based on his familiarity with the Northern California real estate market and his experience with REITs and public companies. Mr. Moran is the chair of our Governance Committee and a member of the Investment Committee.

Age: 54
Director since IPO
Committees Served:
Governance, Investment

Michael Nash
Mr. Nash has served as a member of our Board since April 1, 2015. Mr. Nash is a Senior Managing Director of Blackstone and Co-Founder and Chairman of Blackstone Real Estate Debt Strategies. Based in New York, he is also a member of the Real Estate Investment Committee for both Blackstone Real Estate Debt Strategies and Blackstone Real Estate Advisors. Mr. Nash also serves as Executive Chairman of Blackstone Mortgage Trust, a NYSE-listed REIT, and is the Chief Executive Officer and Chairman of the Board of the Blackstone Real Estate Income Funds, a consortium of registered closed-end funds. Mr. Nash is a past board member of La Quinta Holdings Inc. and Landmark Apartment Trust of America, Inc. Prior to joining Blackstone, Mr. Nash was with Merrill Lynch from 1997 to 2007 where he led the firm’s Real Estate Principal Investment Group—Americas. He received a Bachelor of Science degree in Accounting from State University of New York at Albany, as well as a Masters of Business Administration in Finance from the Stern School of Business at New York University. Mr. Nash was appointed to our Board pursuant to Blackstone’s contractual rights contained in the Stockholders Agreement. Our Board believes that Mr. Nash is qualified to serve as a director based on his familiarity with our Company and his experience in the real estate industry.

Age: 55
Director since April 2015
Other Boards Served:
Blackstone Mortgage Trust, Blackstone Real Estate Income Funds, La Quinta Holdings Inc. and Landmark Apartment Trust of America, Inc.

Barry A. Porter
Mr. Porter has served as a member of our Board since our IPO. Mr. Porter co-founded Clarity Partners L.P. in 2000 and has served as a Managing General Partner of the partnership since then. Clarity Partners L.P. is a private equity firm focused exclusively on investments in media, communications and business services. In 2005, Mr. Porter co-founded KAILAI Investments (formerly known as Clarity China L.P.), a private equity firm specializing in investments in growth companies in the Greater China region. He serves on the Investment Committee of that partnership, which has also invested in real estate in China. Prior to co-founding Clarity Partners, Mr. Porter held senior executive positions at Global Crossing, a company he co-founded in 1997 that was involved in the international fiber optic telecommunications business. Before that, Mr. Porter was a Managing Director at Pacific Capital Group, a firm he joined after serving as a Senior Managing Director in the investment banking group of Bear, Stearns & Co. Inc. In addition, Mr. Porter worked as an attorney at the Los Angeles firm of Wyman, Bautzer, Rothman, Kuchel and Silbert. He received his Juris Doctor and Master of Business Administration degrees from the University of California, Berkeley, and graduated from the Wharton School of Business, where he earned a Bachelor of Science degree with dual majors in Finance and Political Science. Mr. Porter was selected by our Board to serve as a director based on his expertise in public companies, capital markets, and his accounting and financial background. Mr. Porter is a member of the Compensation Committee and our Governance Committee.

Age: 59
Director since IPO
Committees Served:
Compensation, Governance
Other Boards Served:
KAILAI Investments

2016 NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board has approved a compensation program for our non-employee directors (the “Director Compensation Program”), which governed our 2016 non-employee director compensation. This program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board.
2016 Director Compensation Program
The 2016 Director Compensation Program consists of the components listed below:

•	Annual Cash Retainer: $65,000

•	Annual Equity Awards: Valued on the date of grant at $90,000, and vest in three equal annual installments

•
In lieu of these restricted stock awards, the directors designated by Blackstone (who we refer to as the Blackstone directors) received cash awards with an equivalent value. These cash awards vest pursuant to the same schedule as the restricted stock awards granted to the other non-employee directors. Pursuant to Blackstone’s policies, all compensation payable to the Blackstone directors is paid to Blackstone.

•	Lead Independent Director: $25,000

•	Annual Committee Chair Retainers:

•	Audit: $25,000

•	Compensation: $15,000

•	Governance: $10,000

•	Annual Committee Member Retainers:

•	Audit: $12,500

•	Compensation: $7,500

•	Governance: $7,500

•	Investment: no additional retainer
All cash retainers are paid in quarterly installments in arrears in conjunction with quarterly meetings of the Board.
Non-employee directors, other than the Blackstone directors, are permitted to elect to receive up to 100% of their annual and/or committee cash retainers in the form of fully vested shares, payable on a current or deferred basis (pursuant to our Director Stock Plan). We also reimburse each of our non-employee directors for travel expenses incurred in connection with attendance at full Board and committee meetings.

2017 Non-Employee Director Compensation Program

All components of the Director Compensation Program described above are expected to continue in effect in 2017. However, components covering compensation to the Blackstone directors will not apply following the resignations of those directors.

In addition, if our stockholders approve Proposal No. 2 (to approve our Amended and Restated 2010 Incentive Award Plan), the maximum aggregate value of cash compensation and equity-based awards granted to any non-employee director during any calendar year (starting in 2017) will be $500,000.

Ownership Guidelines

In 2016, we adopted revised stock ownership guidelines for our non-employee directors, which applied to all non-employee directors other than Messrs. Fried, Cohen and Nash, who were initially appointed to the Board pursuant to contractual rights granted to funds affiliated with Farallon Capital Management, L.L.C., or the Farallon Funds, in the case of Mr. Fried, and Blackstone, in the cases of Messrs. Cohen and Nash. The revised stock ownership guidelines require our non-employee directors to hold a number of shares of Company stock having a market value equal to or greater than four times (increased from two times) their annual cash retainer. Following the sale of their ownership interest in the Company by the Farallon Funds and Blackstone on January 10, 2017, Messrs. Fried, Cohen and Nash are no longer exempt from the stock ownership guidelines. The non-employee directors subject to the policy have until December 31, 2020 to meet the stock ownership requirements, or in the case of a new non-employee director subject to the policy, four years from the commencement of his or her election to the Board or from the date on which such director is deemed independent. All of our directors are in compliance with these guidelines.

The following table provides additional detail regarding the 2016 compensation of our non-employee directors:

2016 Non-Employee Director Compensation

Name(1)	Fee Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Theodore R. Antenucci	85,000	90,000	175,000
Frank Cohen	65,000	—	65,000
Richard B. Fried	95,000(4)	90,000	185,000
Jonathan M. Glaser	104,375(5)	90,000	194,375
Robert L. Harris II	65,000	90,000	155,000
Mark D. Linehan	82,500(6)	90,000	172,500
Robert M. Moran, Jr.	75,000	90,000	165,000
Michael Nash	65,000	—	65,000
Barry A. Porter	80,000(5)	90,000	170,000
John Schreiber(7)	16,250	—	16,250
________________

(1)
Mr. Coleman, our Chief Executive Officer, is not included in this table as he was an employee of the Company in 2016 and did not receive compensation for his services as a director. All compensation paid to Mr. Coleman for the services he provided to us in 2016 is reflected in the Summary Compensation Table.

(2)
Reflects cash retainer fees actually paid in 2016. In addition to the cash retainer fees, each of Messrs. Cohen and Nash was granted a cash award with a value of $90,000, which will vest in three equal annual installments on each of the first three anniversaries of May 18, 2016, subject to continued service on our Board through the applicable vesting dates.

(3)
Each non-employee director serving on our Board (other than a Blackstone director) on May 18, 2016, the date of our annual stockholders’ meeting in 2016, received a grant of restricted stock valued at $90,000 on the grant date, with the number of shares determined by dividing $90,000 by the closing price of our common stock on the grant date. Each restricted stock award will vest, and the restrictions thereon will lapse, in three equal annual installments on each of the first three anniversaries of May 18, 2016, subject to continued service on our Board through the applicable vesting dates. Amounts reflect the full grant-date fair value of restricted stock awards granted with respect to services performed in 2016 computed in accordance with ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 21, 2017. As of December 31, 2016, Messrs. Antenucci, Fried, Glaser, Linehan, Moran, and Porter each held 6,270 shares of our restricted common stock and Mr. Harris held 5,653 shares of our restricted common stock. None of our other directors held any shares of our restricted common stock.

(4)	Amount includes $15,000 paid to Mr. Fried in 2016 with respect to his compensation committee chair cash retainer earned but not paid in 2015.

(5)
Pursuant to our Director Stock Plan, Messrs. Glaser and Porter elected to receive, on a non-deferred basis, all of their non-committee cash retainer fees earned in 2016 in the form of fully vested shares of our common stock having an equal value (as of the grant date) to the amount otherwise payable in cash.

(6)	Mr. Linehan’s cash retainer fees paid in 2016 were reduced by $7,500 to account for overpayment of his compensation committee member cash retainer in 2015.

(7)	Mr. Schreiber resigned from our Board in January 2016.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board is not staggered, with each of our directors subject to election annually;

•
of the ten persons who serve on our Board, our Board has determined that seven, or 70%, of our directors satisfy the independence standards of the NYSE Listed Company Manual and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•
at least one of our directors qualifies as an “audit committee financial expert” under applicable SEC rules and all committee members are independent under applicable NYSE and SEC rules for committee membership;

•	our Bylaws provide that our directors are elected by a majority voting standard in uncontested elections of directors;

•
we have opted out of the control share acquisition statute in the Maryland General Corporation Law, or the MGCL, and have exempted from the business combination provisions of the MGCL any business combination that is first approved by our Board, including a majority of our disinterested directors;

•	we do not have a stockholder rights plan;

•	we prohibit executives and directors from pledging or hedging our securities; and

•
we adopt stock ownership guidelines pursuant to which our NEOs are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary.

Our Nominating and Corporate Governance Committee regularly reviews our corporate governance posture in light of evolving trends in governance and stockholder rights, and makes recommendations to our Board. Pursuant to the terms of the Stockholders Agreement, in April 2015, the size of the Board was expanded from eight to eleven directors, and three director nominees designated by Blackstone to the Board were elected. On January 13, 2016, one of Blackstone’s nominees resigned from the Board, and Blackstone indicated that it would not designate an individual to replace him. Subsequently, the Board voted to decrease its size to ten directors. Following Blackstone’s sale of its ownership interest in the Company on January 10, 2017, the Stockholders Agreement terminated, and each of Messrs. Cohen and Nash submitted his resignation from the Board. The Company has elected not to accept the resignation of either Mr. Cohen or Mr. Nash, and each of them has agreed to stand for re-election at the Annual Meeting.
Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. Jonathan M. Glaser, one of our independent directors, is our Lead Independent Director, and presides over executive sessions of the Board.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “—Communications with the Board.”

BOARD MEETINGS

The Board held five regularly scheduled and special meetings during 2016 to review significant developments, engage in strategic planning and act on matters requiring Board approval. Each incumbent director attended or participated in an aggregate of at least 75 percent of the Board meetings, and the meetings of committees on which he served, during the period that he served in 2016. The Board also acted by unanimous consent on four occasions.

BOARD COMMITTEES

Our Board has established four standing committees: an Audit Committee, a Compensation Committee, a Governance Committee and an Investment Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements of the NYSE, as amended or modified from time to time, and applicable SEC rules with respect to each of these committees and each of these committees consists exclusively of independent directors. Our Board may from time to time establish other committees to facilitate the management of our company.

The Audit Committee, Compensation Committee and Governance Committee charters are available in the Corporate Governance section of the Investor Relations page on our Website at www.hudsonpacificproperties.com.

Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairman of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC rules and NYSE corporate governance listing standards. Our Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual proxy statement. Mr. Linehan is Chairman, as well as our Audit Committee Financial Expert, and Messrs. Antenucci and Glaser are members of the Audit Committee. During 2016, the Audit Committee met a total of five times.

Compensation Committee

The Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement;

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•	considering the independence of its compensation advisers.

The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation or certain matters determined to involve compensation intended to constitute “qualified performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Fried is Chairman and Messrs. Glaser and Porter are members of the Compensation Committee. During 2016, the Compensation Committee met four times, and acted by unanimous consent on three occasions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:

•
identifying and recommending to the full Board qualified candidates for election as directors to fill vacancies on the Board and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;

•	recommending to the Board nominees for each committee of the Board;

•
annually facilitating the assessment of the Board’s performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the Board’s evaluation of the performance of management.

Mr. Moran is Chairman and Messrs. Antenucci and Porter are members of the Governance Committee. During 2016, our Governance Committee held two meetings.

Investment Committee

Our Investment Committee consists of three of our independent directors. The Investment Committee is tasked with reviewing and recommending acquisition strategies to the full Board and approving the acquisition of certain assets with a purchase price above $125,000,000 and up to the dollar thresholds set by the Board. The Investment Committee may also review and make recommendations to the full Board on acquisition and investment transactions that exceed the Investment Committee’s approval authority.

Messrs. Antenucci, Linehan and Moran are members of the Investment Committee. During 2016, our Investment Committee held two meetings.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board (the “Audit Committee”) oversees our financial reporting process on behalf of the Board (the “Board”) of Hudson Pacific Properties, Inc., a Maryland corporation, consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our December 31, 2016 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from us and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mark D. Linehan
Theodore R. Antenucci
Jonathan M. Glaser

CORPORATE GOVERNANCE

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code to appropriate persons identified in the Code; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

The Audit Committee, Compensation Committee and Governance Committee charters, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available in the Corporate Governance section of the Investor Relations page on our Website at www.hudsonpacificproperties.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025, or by email at ir@hudsonppi.com. In accordance with the Corporate Governance Guidelines, the Board and each of the Compensation Committee, Audit Committee and Governance Committee conduct an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees. (The Company’s Website address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company’s Website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

BOARD LEADERSHIP STRUCTURE

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our Board understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may differ depending on the size, industry, operations, history and culture of a company.

Our Board currently believes that our existing leadership structure—under which our Chief Executive Officer serves as Chairman of the Board and the Lead Independent Director assumes specific responsibilities on behalf of the independent directors—is effective, provides the appropriate balance of authority between those who oversee the Company and those who manage it on a day-to-day basis, and achieves the optimal governance model for us and for our stockholders. Mr. Coleman’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the Chairman's responsibility to develop agendas that focus the time and attention of our Board on the most critical matters. The independent members of our Board have selected Mr. Glaser to serve as Lead Independent Director, whose specific responsibilities include presiding over portions of regularly scheduled meetings at which only our independent directors are present, serving as a liaison between the Chairman and the independent directors, and performing such additional duties as our Board may otherwise determine and delegate.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from three of its standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2016, the members of the Compensation Committee were Richard B. Fried, Jonathan M. Glaser and Barry A. Porter. None of Messrs. Fried, Glaser or Porter has ever been an officer or employee of our Company or any of our subsidiaries. During 2016, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Compensation Committee or Board.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at Hudson Pacific Properties, Inc., c/o Kay L. Tidwell, Executive Vice President, General Counsel and Secretary, 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025. Stockholders and other interested parties also may e-mail the Chairperson, the entire Board or any of its members c/o kay@hudsonppi.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of her duties to ensure that communications forwarded to the Chairperson, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, résumés and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairperson or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairperson or any other director and will not be retained.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence will be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, management gathers any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder or interested party for any necessary clarification. Our General Counsel (or her designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is published in the Corporate Governance section of the Investor Relations page of our Website at www.hudsonpacificproperties.com.

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate’s experiences, skills and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Pursuant to our employment agreement with Mr. Coleman discussed below under “Compensation Discussion and Analysis—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2016 Table—Employment Agreements,” we are required to nominate Mr. Coleman for election as a director during his employment term.
Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as defined by the rules of the SEC.

All potential candidates are interviewed by our Chief Executive Officer and Chairman of the Board, and Governance Committee Chairperson, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election as directors. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. Any recommendation should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. All recommendations for nomination received by the Corporate Secretary will be presented to the Governance Committee for its consideration. See “Communications with the Board” on page 20 for more information.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Mr. Linehan qualifies as an “audit committee financial expert,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Linehan, Antenucci and Glaser were each determined by our Board to be “financially literate” in accordance with SEC rules, including based on their prior experience: Mr. Antenucci has a Bachelor of Arts degree in Business Economics, and Mr. Glaser has extensive experience in financial oversight.

Our Board determined that Mr. Linehan qualifies as an “audit committee financial expert” as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Mr. Linehan received a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara.

•	Mr. Linehan is a Certified Public Accountant.

•	Mr. Linehan was previously employed by Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm.

•	Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Ernst & Young LLP’s fees for the fiscal years ended December 31, 2016 and 2015 were as follows (in thousands):

	Fiscal Year Ended December 31,
	2016	2015
Audit Fees	$1,531	$1,613
Audit-Related Fees	38	18
Tax Fees	1,124	812
Total Fees	$2,693	$2,443

A description of the types of services provided in each category is as follows:

Audit Fees—Includes audit of our annual financial statements, review of our quarterly reports on Form 10-Q, and audits performed, issuance of consents, issuance of comfort letters as part of underwriters’ due diligence, review of various registration statements, and Form 8-K filings.

Audit-Related Fees—Includes research and analysis on accounting matters performed in conjunction with the audit.

Tax Fees—Includes recurring tax compliance (returns, E&P, etc.) and consultation on various items including cost segregation and transfer pricing.

All of the services performed by Ernst & Young LLP for the Company during 2016 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board strongly encourages all directors to make attendance at all annual meetings of stockholders a priority. All of our directors attended our 2016 annual meeting of stockholders in person or participated by telephone conference.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
APPROVAL OF THE AMENDED AND RESTATED HUDSON PACIFIC PROPERTIES, INC. AND HUDSON PACIFIC PROPERTIES, L.P. 2010 INCENTIVE AWARD PLAN
Background
On March 8, 2017, our Board adopted, subject to stockholder approval, the Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan (the “Amended Plan”), which makes the following material changes to the original Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan (the “Plan”):

•	Increases the number of fungible units available by 15,000,000 fungible units; and

•	Imposes a $500,000 limit on the total aggregate value of cash compensation and equity-based awards granted under the Amended Plan for any non-employee director during any calendar year.

If the Amended Plan is approved, it will become effective on the date of this annual meeting.

The Board unanimously recommends that you vote “FOR” the approval of the Amended Plan.

A copy of the Amended Plan is included as Appendix A to this proxy statement.

Proposed Share Reserve Increase

We are asking our stockholders to approve the Amended Plan because we believe the availability of an adequate reserve of shares under an incentive compensation plan is important to our continued growth and success. The purpose of the Amended Plan is to assist us in attracting, motivating and retaining selected individuals who serve as our employees, directors and consultants, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the awards to be issued under the Amended Plan will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of incentive awards are necessary to enable us to continue to attract and retain top talent; if the Amended Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.
Shares Available for Issuance
The Amended Plan increases the reserved fungible units under the Plan by 15,000,000 fungible units. As of March 24, 2017, there were 3,951,209 fungible units available under the Plan. The fungible units represent the baseline for the number of shares of common stock available for issuance under our Plan or Amended Plan (as applicable) from which, as described in more detail below, different types of awards are counted differently against a fungible unit limit. By increasing the reserved fungible units, we will be able to continue to use equity awards to attract, retain and motivate employees. We believe that having an incentive compensation plan in place with a sufficient number of shares is critical to our ability to attract, retain and motivate employees in a highly competitive marketplace and ensure that our executive compensation program is structured in a manner that aligns the executives’ interests with our success. If our stockholders approve this increase in the fungible units for grants under the Amended Plan, we anticipate we will have sufficient shares to provide equity awards to attract, retain and motivate employees for approximately the next seven to eight years.
As of March 24, 2017, there were 155,279,629 shares of common stock outstanding (not including unvested restricted common stock) and 569,045 operating partnership units outstanding (not including profits interest units granted under the Plan). Also as of March 24, 2017, an aggregate of (i) 848,611 unvested shares of restricted common stock granted under the Plan were outstanding, (ii) an aggregate of 115,698 shares of performance-based restricted common stock granted under the Plan that had not yet been earned, (iii) 173,002 earned but unvested restricted stock units remained outstanding under the 2014 OPP pursuant to the Plan, (iv) 435,920 shares were unearned and reserved for future issuance under the 2015 OPP pursuant to the Plan (assuming the maximum award is earned and based on the closing stock price on March 24, 2017), (v) 508,573 shares (including profits interest units) were unearned and reserved for future issuance under the 2016 OPP pursuant to the Plan (assuming the maximum award is earned and based on the closing stock price on March 24, 2017), and (vi) 581,226 shares (including profits interest units) were unearned and reserved for future issuance under the 2017 OPP pursuant to the Plan (assuming the maximum award is earned and based on the closing stock price on March 24, 2017).

Burn Rate
The following table sets forth information regarding historical awards granted and earned for the period 2014 through 2016, and the corresponding burn rate, which is defined as the number of shares subject to stock awards granted (or, for awards subject to performance-based vesting, earned) in a fiscal year divided by the weighted average common shares outstanding for that fiscal year, for each of the last three fiscal years:

Year	Time-Based Full-Value Awards Granted	Performance-Based Full- Value Awards Earned	Total Full-Value Awards Granted or Earned(1)	Burn Rate Conversion Factor(2)	Total Granted or Earned = Adjusted Full-Value Shares(3)	Weighted Average Common Shares Outstanding	Current Burn Rate(4)
2016	334,292	384,580	718,872	3.0	2,156,616	147,009,246	1.47%
2015	504,027	311,077	815,104	3.0	2,445,312	129,706,077	1.89%
2014	267,910	250,954	518,864	3.0	1,556,592	69,132,010	2.25%
						3-Year Average	1.87%
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(1)
Total full-value awards granted is the sum of time-based awards granted during each fiscal year and performance-based full-value shares earned each fiscal year (regardless if the settlement of such earned shares was in the following year).

(2)	Burn Rate Conversion Factor assumes ISS’ multiplier based on the Company’s annual stock price volatility, which is 3.0.

(3)	Adjusted full-value shares are calculated by multiplying the total full-value shares granted by the burn rate conversion factor.

(4)	The current burn rate is equal to the adjusted full-value shares as a percentage of the weighted average common shares outstanding.

Background of Reasons for and the Determination of Fungible Units Under the Amended Plan
In its determination to approve the Amended Plan, the Board was primarily motivated by a desire to ensure the Company has an available pool of fungible units (which correspond to shares) from which to grant long-term equity incentive awards, which we believe is a primary incentive and retention mechanism for its employees, directors and consultants. In determining the number of fungible units by which to increase the reserve under the Amended Plan, the Board reviewed the Compensation Committee’s recommendations, which were based on an analysis prepared by and recommendations of FTI Consulting, Inc., the Compensation Committee’s independent compensation consultant (“FTI”).

This review included a consideration of the following key metrics, factors and philosophies:

Reasonable Plan Cost
●	Permits continued alignment of interests through use of equity compensation
●
Reasonable number of additional shares requested: 15,000,000 fungible units represents 2,918,287 full-value awards (in addition to the 3,951,209 fungible units available as of March 24, 2017, which would represent 768,717 full-value awards)

●	Awards would not have a substantially dilutive effect (issuance of all full-value awards is less than 2.4% of shares outstanding)
●	Estimated duration of five to six years
Responsible Grant Practices
●	1.87% three-year average burn rate is well below the ISS industry standard of 2.55%
●
All full-value equity awards vest over a period of at least three years, plus, for certain executive officers, a mandatory holding period of two or three years following vesting on time-based restricted stock awards and two years following vesting on any earned 2016 OPP awards

●	Robust performance-based hurdles used for OPP and performance-based restricted stock units
●	Robust stock ownership guidelines
Stockholder-Friendly Plan Features
●	No single-trigger change in control vesting acceleration, except for earned performance awards
●	No repricing permitted without stockholder approval
●	No cash buyouts of stock options without stockholder approval
●	Stockholder approval required to increase the share reserve (i.e., no “evergreen” feature)
In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board has determined that the size of the fungible unit reserve under the Amended Plan is reasonable and appropriate at this time.

Under the original Plan, the Company was authorized to issue up to a total of 18,732,500 fungible units. If the stockholders approve this Proposal 2, then under the Amended Plan we will be authorized to issue a total number of fungible units equal to the sum of (i) 15,000,000 new fungible units and (ii) the number of fungible units remaining available for grant under the original Plan as of the date of this stockholders meeting (the “Fungible Pool Limit”). As of March 24, 2017, 3,951,209 fungible units remained available for future grant under the original Plan. Fungible units represent the baseline for the number of shares available for issuance under the Amended Plan. Different types of awards granted under the Amended Plan following the effective date of the Amended Plan will be counted differently against the Fungible Pool Limit, as follows:

•
each share issued or to be issued in connection with an award, other than an option, right or other award that does not deliver the full value at grant of the underlying shares will be counted against the Fungible Pool Limit as 5.14 fungible units (increased from 2.95 under the original Plan);

•
options and other awards that do not deliver the full value at grant of the underlying shares and that expire more than five years from date of grant will be counted against the Fungible Pool Limit as 1.0 fungible unit; and

•
options, rights and other awards that do not deliver the full value at date of grant and that expire five years or less from the date of grant will be counted against the Fungible Pool Limit as 0.81 of a fungible unit (increased from 0.78 under the original Plan).

The 15,000,000 new fungible units represent a maximum of 2,918,287 common shares that could be granted pursuant to the Amended Plan as full-value awards following the effective date of the Amended Plan, based on the 5.14 to 1.0 fungible unit-to-full-value award conversion ratio. Based solely on the closing price of the Company’s common shares as reported by the NYSE on March 24, 2017 of $34.41, the maximum aggregate market value of those 2,918,287 common shares was $100,418,255.
The maximum aggregate number of shares that may be granted as ISOs under the Amended Plan following the effective date of the Amended Plan pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) is 15,000,000.
In light of the factors described above, the Board believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders.

Section 162(m)
In addition to the above, we are asking stockholders to approve the Amended Plan to satisfy the stockholder approval requirements of Section 162(m) of the Code (“Section 162(m)”).
In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million deduction limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the plan under which compensation may be paid be disclosed to and approved by our stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals may be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Amended Plan is discussed below, and stockholder approval of this Proposal 2 will be deemed to constitute approval of the material terms of the Amended Plan for purposes of the stockholder approval requirements of Section 162(m).
Stockholder approval of the material terms of the performance goals of the Amended Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the Amended Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission for stockholder approval of the material terms of the performance goals of the Amended Plan should not be viewed as a guarantee that we will be able to deduct all compensation under the Amended Plan. Nothing in this proposal precludes us or the Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).
Stockholder Approval
If stockholders do not approve this Proposal 2, then the proposed additional fungible units will not become available for issuance, the original Plan will continue in full force and effect and we may continue to grant performance-vesting and other equity awards under the original Plan, whether or not such awards are subject to Section 162(m)’s compensation deduction limit.
The material terms of the Amended Plan are summarized below and qualified in their entirety by reference to the Amended Plan attached as Appendix B to this proxy statement.
Material Terms of the Amended Plan
Eligibility and Administration. Our employees, consultants and non-employee directors, and employees, consultants and non-employee directors of our operating partnership and our respective subsidiaries are eligible to receive awards under the Amended Plan. Currently, approximately 262 employees, nine non-employee directors and zero consultants are eligible to participate in the Amended Plan.
The Amended Plan is administered by our Board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator), subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Securities Exchange Act of 1934 and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Amended Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Amended Plan, including any vesting and vesting acceleration conditions.
Limitation on Awards and Shares Available. An aggregate of 18,732,500 fungible units initially were available for issuance under awards granted pursuant to the original Plan. As of March 24, 2017, there were 3,951,209 fungible units available for grant under the Plan (assuming the maximum value is earned under the 2015 and 2016 OPP awards). If this Proposal 2 is approved, then an additional of 15,000,000 fungible units will be available for issuance under awards granted pursuant to the Amended Plan. Awards granted under the Amended Plan will be counted differently against the Fungible Pool Limit, as described above.
Shares issued pursuant to the Amended Plan may be authorized but unissued shares or shares purchased in the open market.

If an award under the Amended Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Amended Plan. Shares that again become available for issuance in accordance with the foregoing will be added back to the Fungible Pool Limit (and, correspondingly, to the share limit) based on the fungible counting mechanics described above, such that the Fungible Pool Limit (and share limit) will be increased in an amount sufficient to grant the forfeited, expired or cash-settled award as a new award of the same type. If an award granted under the original Plan is forfeited, expires or is settled for cash, in any case, after the effective date of the Amended Plan, then any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Amended Plan, and will be added back to the Fungible Pool Limit (and, correspondingly, to the share limit) based on the fungible counting mechanics described above for the original Plan. However, the following shares may not be used again for grant under the Amended Plan: (i) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award, (ii) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the Amended Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Amended Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended Plan during any calendar year is 1,500,000 and the maximum amount that may be paid under a cash award pursuant to the Amended Plan to any one participant during any calendar year period is $10,000,000.
If this Proposal 2 is approved, a new limit of $500,000 will be imposed on the maximum aggregate cash compensation and grant-date value of equity-based awards which may be granted to a non-employee director under the Amended Plan in any calendar year (the “Director Limit”).
Awards. The Amended Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, profits interest units and SARs. Certain awards under the Amended Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards will generally be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•
Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•
Restricted Stock, RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a number of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions that may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•
Stock Payments, Other Incentive Awards and Profits Interest Units. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Profits interest units are awards of units of our operating partnership intended to constitute “profits interests” within the meaning of the relevant Internal Revenue Service Revenue Procedure guidance, which may be convertible into shares of our common stock pursuant to our partnership agreement.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents typically are credited as of dividend record or payment dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Performance Awards. Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or such other criteria established by the plan administrator. Performance awards may be granted in the form of a cash bonus. The plan administrator will determine whether performance awards are intended to constitute “qualified performance-based compensation,” or QPBC, within the meaning of Section 162(m) of the Code, in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Code.
Section 162(m) of the Code imposes a $1,000,000 cap on the compensation deduction that we may take in respect of compensation paid to our “covered employees” (which should include our Chief Executive Officer and our next three most highly compensated employees other than our Chief Financial Officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. QPBC performance criteria may be used with respect to performance awards that are not intended to constitute QPBC.
In order to constitute QPBC under Section 162(m) of the Code, in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by the compensation committee and linked to stockholder-approved performance criteria. For purposes of the Amended Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of common stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects (including with respect to office portfolios); (xxii) market share; and (xxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Amended Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.
Certain Transactions. The plan administrator has broad discretion to take action under the Amended Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended Plan and outstanding awards. In the event of a change in control of our Company (as defined in the Amended Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity refuses to assume or substitute for all or some outstanding awards, then all such awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Foreign Participants, Transferability and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Amended Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Plan Amendment and Termination. Our Board may amend or terminate the Amended Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the Amended Plan (including the Fungible Pool Limit) or the Director Limit, “reprices” any stock option or SAR or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the Amended Plan after the tenth anniversary of the date on which our stockholders approve the Amended Plan.
Additional REIT Restrictions. The Amended Plan provides that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.
New Plan Benefits
Except with respect to grants of restricted stock awards that will be awarded to each non-employee director serving on our Board on the date of this Annual Meeting other than a Blackstone director (which, pursuant to our director compensation program, will have an individual award value of $90,000 and will vest in three equal annual installments, subject to continued service), the number of awards that our NEOs, directors, other executive officers and other employees may receive under the Amended Plan in the future will be determined in the discretion of the Board or Compensation Committee, and neither the Board nor the Compensation Committee has made any determination to make future grants to any persons under the Amended Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended Plan, or the benefits that would have been received by such participants if the Plan, as proposed to be amended and restated, had been in effect in the year ended December 31, 2016.
Plan Benefits
The table below sets forth summary information concerning the number of shares of our common stock subject to equity awards granted to certain persons under the Plan through March 24, 2017. The per share market value of our stock on that date was $34.41.
Certain awards set forth in this table for the NEOs were granted in 2016 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in 2016 and therefore also are included in the Non-Employee Director Compensation Table set forth in this Proxy Statement and are not additional awards.

	Restricted Stock	Profits Interest Units	Restricted Stock Units	Outperformance Awards(1)
NEOs:
Victor J. Coleman	225,129	258,600	135,351	97,646
Mark T. Lammas	91,882	138,100	59,509	52,310
Christopher J. Barton	48,205	86,500	39,671	34,873
Alexander Vouvalides	83,315	110,500	40,690	43,591
Joshua Hatfield	22,975	62,400	—	17,436
All Current Executive Officers as a Group	601,282	854,500	500,565	603,378
All Current Non-Executive Directors as a Group	43,273	—	—	—
Theodore R. Antenucci	6,270	—	—	—
Frank Cohen	—	—	—	—
Richard B. Fried	6,270	—	—	—
Jonathan M. Glaser	6,270	—	—	—
Robert L. Harris II	5,653	—	—	—
Mark D. Linehan	6,270	—	—	—
Robert M. Moran, Jr.	6,270	—	—	—
Michael Nash	—	—	—	—
Barry A. Porter	6,270	—	—	—
All Employees as a Group	727,574	854,500	522,007	747,733
__________________

(1)
The number of shares subject to outstanding OPP awards (that pay out in shares of our common stock rather than units in our operating partnership) is estimated by assuming the maximum bonus pool is achieved, multiplying the holder’s participation interest in the applicable OPP bonus pool by such maximum bonus pool, and then dividing such product by the fair market value of a share of our common stock on March 24, 2017.

Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended Plan. This summary addresses the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options. If an optionee is granted a NSO under the Amended Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards. The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, performance share awards, performance awards (including cash bonuses), stock payments, dividend equivalents, and other incentive awards are generally subject to tax at the time of payment.
Section 162(m) of the Code
Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to “covered employees” in a taxable year to the extent that compensation paid to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the Amended Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.
The Section 162(m) deduction limitation does not apply to “qualified performance-based compensation.” In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code requires, among other things, that: (i) the compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be established by a compensation committee consisting of two or more “outside directors,” (iii) the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by the shareholders and (iv) the compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.
Section 162(m) contains a special rule for stock options and SARs that provides that stock options and SARs will satisfy the “qualified performance-based compensation” exemption if (i) the awards are made by a compensation committee consisting of “outside directors,” (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period, and (iii) the compensation is based solely on an increase in the stock price after the grant date.
The Amended Plan has been designed to permit the Compensation Committee to grant stock options, SARs and other awards which will qualify as “qualified performance-based compensation.”
If the Amended Plan is approved by our stockholders, the Compensation Committee may, but is not obligated to, grant awards under the Amended Plan that constitute “qualified performance-based compensation” under Section 162(m).
Section 409A of the Code
Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Amended Plan and awards granted under the Amended Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Amended Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2017. During 2016, Ernst & Young LLP served as our independent registered public accounting firm and reported on our consolidated financial statements for that year.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP’s engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

The Board unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

PROPOSAL NO. 4
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this proxy statement. Our Board has decided that we will hold an annual advisory vote to approve the compensation of NEOs (a “Say-on-Pay Proposal”), in light of the fact that a substantial majority of the votes cast at our annual stockholders’ meeting held in June 2011 were voted in favor of holding an annual advisory vote.

At the Annual Meeting our stockholders are being asked to indicate how frequently they believe we should seek an advisory vote on the compensation of our NEOs (referred to below as the “Frequency Proposal”). As our Board has recommended that our stockholders vote for a frequency of one year, we currently expect our next vote on a say-on-pay proposal (after the vote on this Proposal No. 4 at the Annual Meeting) will be held at our annual meeting in 2018, although our Board may decide to modify this practice, particularly in light of the results of the Frequency Proposal.

We have always believed that our executive compensation program emphasizes pay-for-performance and aligns our executives’ interests with those of our stockholders. A significant portion of our executives’ cash compensation is variable, at risk and tied to the short-term success of the Company. In addition, our long-term equity award program has been and continues to be a substantial component of our executive compensation program, and annual restricted stock and multi-year performance awards motivate our executives to lead the Company to achieve long-term financial goals that are expected to result in increased stockholder value.

We believe that our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs are intended to link significant components of our compensation program to the achievement of corporate and individual performance objectives in order to focus our executives’ efforts on building stockholder value, thereby aligning their interests with those of our stockholders.

We encourage our stockholders to review the “Proxy Summary,” “Compensation Discussion & Analysis” and “Compensation Tables” sections of this proxy statement for more information.

Recommendation

As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, the following resolution will be submitted for stockholder approval at the 2017 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Hudson Pacific Properties, Inc. approve, on an advisory basis, the 2016 compensation of Hudson Pacific Properties, Inc.’s NEOs as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Hudson Pacific Properties, Inc.’s Proxy Statement for the 2017 Annual Meeting of Stockholders.”

The Board unanimously recommends that you vote “FOR” the advisory approval of the compensation of our NEOs for the fiscal year ended December 31, 2016, as more fully disclosed in this Proxy Statement.

PROPOSAL NO. 5
ADVISORY DETERMINATION OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (“FREQUENCY PROPOSAL”)

Background

As required by Section 14A(a)(1) of the Exchange Act, our stockholders may indicate how frequently they believe we should seek an advisory vote on the compensation of our NEOs. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which our stockholders have an opportunity to provide an advisory approval of the compensation of our NEOs. Stockholders may vote for a frequency of one, two or three years, or abstain.

Summary

We recommend that our stockholders select a frequency of one year, or an annual vote. We believe that this frequency is appropriate because it will continue to enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our Proxy Statement, leading to a more meaningful and coherent communication between the Company and our stockholders on the compensation of our NEOs. An annual advisory vote on executive compensation is consistent with our policy of seeking regular input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Recommendation

Based on the factors discussed, the Board recommends that future votes on executive compensation occur every year until the next advisory Frequency Proposal. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: every year, every two years or every three years, or to abstain from voting.

The Board unanimously recommends that you vote for a frequency of “ONE YEAR” for future advisory votes on executive compensation.

PROPOSAL NO. 6
STOCKHOLDER PROPOSAL REQUESTING THE BOARD TO PREPARE A REPORT REGARDING DIVERSITY ON THE BOARD
The California State Teachers’ Retirement System, the beneficial owner of at least $2,000 worth of our common stock, submits the following resolution to stockholders for approval at the Annual Meeting, if properly presented. We will provide the proponent’s address to any stockholder promptly upon request. The text of the proponent’s resolution and supporting statement appear below, printed verbatim from its submission. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced therein.
The stockholder’s proposal follows:
Hudson Pacific Properties (HPP) does not have any women directors on its Board.
We believe that diversity, inclusive of gender and race, is an essential measure of sound governance and a critical attribute to a well-functioning board.
The 2012 Credit-Suisse Research Report Gender Diversity and Corporate Performance links board diversity to better stock market and financial performance (higher return on equity, lower leverage, higher price/book ratios and improved growth prospects). In its 2014 update, Credit-Suisse observed similar results. The 2015 McKinsey & Co. study, Why Diversity Matters, found that gender-diverse companies and ethnically diverse companies are 15% and 35% more likely to outperform. SEC Chair White in a 2016 keynote address articulated the benefits of diversity to investors. “As a former member of a public company board and its audit committee, I have seen first-hand what the research is telling us - boards with diverse members function better and are correlated with better company performance. This is precisely why investors have - and should have - an interest in diversity disclosure about board members and nominees.”
A 2014 PwC survey of investors representing more than $11 trillion in assets observed that “Nine out of 10 investors believe boards should be revisiting their director diversity policies, and 85% believe doing so will require addressing underlying impediments ...” This is consistent with growing investor engagement on board diversity, as evidenced by state and city pension funds from California, Connecticut, New York City and New York State.
Business leaders including Warren Buffet, Larry Fink, and Sheryl Sandberg are also increasingly vocal about the benefits of greater gender balance in the workplace and on boards of directors.
RESOLVED:
Shareholders request that the Board prepare a report by December 31, 2017, at reasonable expense and omitting proprietary information, on steps Hudson Pacific Properties is taking to foster greater diversity on the Board including but not limited to:
1.    Strengthening Nominating and Corporate Governance policies/Charter by embedding a commitment to diversity inclusive of gender, race, ethnicity;
2.    Committing to include women and underrepresented minority candidates in every pool from which Board nominees are chosen;
3.    Expanding director searches to include nominees from both corporate positions beyond the executive suite and non-traditional environments including government, academia, and nonprofit organizations; and
4.    Reporting on progress and challenges experienced.
SUPPORTING STATEMENT:
We believe that in an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company's success. Further, director diversity helps to ensure that different perspectives are brought to bear on issues, while enhancing the likelihood that proposed solutions will be nuanced and comprehensive.

In our view, companies combining competitive financial performance with high standards of corporate governance, including board diversity and a high level of board independence, are better positioned to generate long-term value for their shareholders.
BOARD OPPOSITION STATEMENT
The Board urges a vote against the stockholder proposal above. While acknowledging the benefits of diversity, the Board believes the proposal could impede its ability to select the most suitable and qualified candidates for membership on the Board and would impose unnecessary administrative burdens and costs. The Board believes that the Company’s existing nominating process considers the needs of the Company in light of the current mix of director skills and attributes, and is designed to identify the best possible nominees for director. When assessing individual nominees, the Board considers a variety of issues and factors, including professional experience, diversity, academic expertise, and practical and mature business judgment, including ability to make independent analytical inquiries.
When identifying and evaluating candidates for director, diversity is a part of the overall mix of factors that the Board and the Nominating and Corporate Governance Committee have historically considered, and continue to consider. The Board and the Nominating and Corporate Governance Committee consider diversity broadly to include gender, race, ethnicity, age, skills and experience in the context of the needs of the Board, as well as viewpoint, individual characteristics, qualities and skills, resulting in the inclusion of naturally varying perspectives among the directors. The Board and the Nominating and Corporate Governance Committee also consider whether these capabilities and characteristics will enhance and complement the Board so that, as a unit, it possesses the appropriate skills and experience to oversee the Company’s business and serve the long-term interests of our stockholders.
The Board and the Nominating and Corporate Governance Committee seek qualified candidates for director, and consider diversity as a factor, but believe that the proposal is unnecessarily restrictive and would not maintain the necessary flexibility in the nominating process to ensure that the most qualified candidates are selected as directors in light of the Company’s evolving needs and circumstances. In addition, the reporting obligations contemplated by the proposal would be expensive and time consuming, without a justifying benefit to our stockholders.

For the foregoing reasons, the Board unanimously believes that the stockholder proposal requesting a report from the Board regarding diversity on the Board is not in the best interests of the Company or its stockholders, and recommends that you vote “AGAINST” the proposal. Proxies solicited by the Board will be voted “AGAINST” the proposal unless a stockholder has otherwise indicated in voting the proxy.
The Board recommends a vote AGAINST the stockholder proposal requesting a report from the Board regarding diversity on the Board.

OTHER MATTERS

We are not aware of any other matters that may properly be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or at any adjournment or postponement thereof the proxy holders will vote on such matters in their discretion.

EXECUTIVE OFFICERS

Hudson Pacific Properties, Inc.’s executive officers are as follows:

Name	Age	Position
Victor J. Coleman*	55	Chief Executive Officer, President and Chairman of the Board
Mark T. Lammas*	50	Chief Operating Officer, Chief Financial Officer and Treasurer
Christopher J. Barton*	52	Executive Vice President, Development and Capital Investments
Alexander Vouvalides*	38	Chief Investment Officer
Joshua Hatfield*	44	Executive Vice President, Operations
Dale Shimoda	49	Executive Vice President, Finance
Kay L. Tidwell	39	Executive Vice President, General Counsel and Secretary
Harout Diramerian	42	Chief Accounting Officer
Arthur X. Suazo	52	Executive Vice President, Leasing
Steven M. Jaffe	55	Chief Risk Officer
Drew Gordon	50	Senior Vice President, Northern California
Gary Hansel	54	Senior Vice President, Southern California
David Tye	55	Senior Vice President, Pacific Northwest
__________________
* Denotes our NEOs for 2017.

The following section sets forth certain background information regarding those persons currently serving as executive officers of Hudson Pacific Properties, Inc., excluding Victor J. Coleman, who is described on page 8 under “Proposal No. 1—Nominees for Election to the Board”:

Mark T. Lammas serves as Chief Operating Officer, Chief Financial Officer and Treasurer, and formerly served as Chief Financial Officer and Treasurer since our IPO. Prior to the formation of our Company, Mr. Lammas was a consultant to our predecessor, Hudson Capital, LLC, from September 2009. Before that time, Mr. Lammas was a Senior Vice President (from 1998 to 2005), then Executive Vice President (from 2006 to 2009) of Maguire Properties, Inc. where he principally oversaw finance and other transactional matters, since first joining that company as its General Counsel in 1998, then assuming other senior executive responsibilities after Maguire Properties went public on the NYSE in 2003. During his tenure, Mr. Lammas directed that company’s major capital market transactions, including corporate and asset financings and common and preferred equity offerings, acted as its principal liaison with institutional partners, and was responsible for compliance with corporate financial covenants and the accuracy of all financial reports and public disclosures. Prior to joining Maguire Properties in 1998, Mr. Lammas was an attorney with Cox, Castle & Nicholson LLP, where he specialized in representing developers, institutional investors and pension funds in their acquisition, development, financing, investing, and entity structuring and restructuring activities. Mr. Lammas is a graduate of the Boalt Hall School of Law (University of California, Berkeley). He obtained his Bachelor of Arts degree from the University of California, Berkeley in Political Economies of Industrial Societies, graduating magna cum laude and Phi Beta Kappa.

Christopher J. Barton serves as Executive Vice President, Development and Capital Investments, and formerly served as Executive Vice President, Operations and Development since our IPO. Prior to the formation of our Company, Mr. Barton served as Vice President of Construction & Development of our predecessor, Hudson Capital, LLC, where he was responsible for operations and development, including establishing and monitoring property budgets, managing property staff and administering vendor contracts. He also managed the development and construction of the Technicolor Building and capital investment activity at the Sunset Gower and Sunset Bronson properties. Mr. Barton has over 25 years of experience in development and construction, encompassing mixed use, office, industrial, and residential projects, from conceptual site plan analysis and entitlements through completion. Prior to joining Hudson Capital, LLC in November 2006, Mr. Barton served as First Vice President for Arden Realty, Inc., from January 1997, where he was responsible for conceptual development, land entitlements, financial analysis and construction management for all real estate developments, including the Howard Hughes Center project, a planned 2.7 million square foot mixed-use development in Los Angeles, California. Before his tenure at Arden Realty, Inc., Mr. Barton was Project Manager at Beers-Skanska Construction Company where he managed large-scale construction projects in the southeast United States, including the Celebration Place office building complex for Walt Disney Company in Orlando, Florida. He currently serves on the board of directors of the Hollywood Chamber of Commerce and on the board of directors of Hollywood Freeway Central Park. Mr. Barton holds a Bachelor of Science degree from Purdue University and Master of Business Administration degree in both Real Estate and Finance from the University of Georgia.

Alexander Vouvalides serves as Chief Investment Officer, overseeing the Company’s investment activity including acquisitions and dispositions, as well as participating in property financings and other large capital investments. He previously served as Senior Vice President, Acquisitions and, prior to that, Vice President, Asset Management. Prior to the formation of our Company, Mr. Vouvalides joined our predecessor, Hudson Capital, LLC, in 2009 as an associate focused on investments, asset management and corporate development. Before joining Hudson Capital, LLC, he worked in the Real Estate Finance & Securitization Group at Credit Suisse in both the New York and Los Angeles offices, where he underwrote and closed major acquisition and recapitalization loans across various asset types including office, hotel, retail, land and construction. Prior to that, Mr. Vouvalides worked in the Technology, Media & Telecommunications Investment Banking group at JPMorgan Chase & Co. in New York. Mr. Vouvalides graduated from Emory University with a Bachelor of Arts degree in Political Science. He currently serves as a member of the Executive Committee for the University of Southern California’s Lusk Center for Real Estate.

Joshua Hatfield joined the Company in March of 2014 and serves as Executive Vice President, Operations, and previously served as Senior Vice President, Operations. Prior to his current role overseeing operations of the Company’s office portfolio, Mr. Hatfield oversaw the Company’s operations in San Francisco as Senior Vice President, Northern California. Before joining the Company, Mr. Hatfield served in various senior positions at GE Capital Real Estate, primarily in San Francisco. From 2008 to 2014, he held a number of portfolio management roles at GE overseeing joint venture and wholly owned real estate in west coast markets, including as Senior Asset Manager and Region Manager. Mr. Hatfield began his career at GE as Director of Debt Originations, operating in Chicago and San Francisco, with responsibility for originating new real estate loans and specialty debt investments. Mr. Hatfield holds a Bachelor of Science degree in International and Strategic History with a Minor in Systems Engineering from the US Military Academy at West Point and a Master of Business Administration degree from the University of Illinois. Following his graduation from West Point, Mr. Hatfield served as an Army infantry officer.

Dale Shimoda has served as Executive Vice President, Finance since our IPO. Prior to the formation of our Company, Mr. Shimoda was a consultant to our predecessor, Hudson Capital, LLC, on various financial and operational matters, primarily related to its media and entertainment properties at Sunset Gower and Sunset Bronson. Prior to his engagement with Hudson Capital, LLC, Mr. Shimoda was Vice President of Acquisitions at Arden Realty, Inc., where he underwrote and performed due diligence on most of that company’s acquisitions. Mr. Shimoda has also worked in capital transactions at the Yarmouth Group, a New York-based pension fund advisor owned by Lend Lease, and as a management consultant at Ernst & Young and Robert Charles Lesser & Co. Mr. Shimoda is a graduate of the University of California, Berkeley, Haas School of Business.

Kay L. Tidwell joined our Company in November of 2010 as Executive Vice President, General Counsel and Secretary. Ms. Tidwell serves as the Company’s chief legal officer and leads the Company’s corporate legal function, overseeing corporate governance matters, SEC and NYSE compliance, and litigation, as well as managing outside counsel. Prior to joining us, Ms. Tidwell was an attorney with the global law firm of Latham & Watkins LLP, where she began her legal career in 2002 in the Los Angeles office, advising on a wide variety of corporate and securities matters, including our IPO. From 2006 to 2008, Ms. Tidwell served as the U.S. associate in the German offices of Latham & Watkins. In 2004, Ms. Tidwell was awarded the Robert Bosch Foundation Fellowship, through which she worked in Germany in the legal department of Deutsche Bank and served as a US legal advisor to the German Federal Ministry of Justice. She is a member of the Women’s Leadership Council. Ms. Tidwell holds a Bachelor of Arts degree in English, magna cum laude, from Yale College and a Juris Doctor degree from Yale Law School.

Harout Diramerian joined our Company in July of 2010 and serves as Chief Accounting Officer. Prior to joining us, Mr. Diramerian was Vice President of Finance and Analysis at Thomas Properties Group, Inc., or TPG, where he was responsible for corporate level earnings and cash flow projections, net asset valuations, and corporate finance forecasting and analysis. Mr. Diramerian was instrumentally involved in all equity offerings at TPG, including its initial public offering, secondary offering, private placements and an at-the-market equity offering. When he started at TPG in 2003, his primary focus was managing the joint venture relationships and leading the related financial reporting efforts. In addition, Mr. Diramerian was also involved with leading the budgeting and forecasting processes as well as tracking and analyzing property performance. Prior to joining TPG, Mr. Diramerian spent a total of eight years in real estate practice groups, first at Nanas, Stern, Biers, Neinstein and Co. LLP, then at Arthur Andersen LLP, and lastly at KPMG LLP, where he was a manager. Mr. Diramerian is a graduate of the University of California, Santa Barbara, and holds a Bachelor of Arts degree in business economics with an emphasis in accounting.

In March 2010, Mr. Diramerian filed for protection under Chapter 7, Title 11 of the United States Code, following his father’s diagnosis and untimely passing after a battle with leukemia. His father was in the process of constructing a condominium project, as to which Mr. Diramerian had provided a construction loan guarantee. Following the death of Mr. Diramerian’s father prior to the completion of construction, the construction lender placed the property into receivership. The construction lender’s subsequent enforcement of Mr. Diramerian’s guarantee ultimately precipitated Mr. Diramerian’s decision to seek bankruptcy protection. Mr. Diramerian’s bankruptcy was discharged in December 2011.

Arthur X. Suazo joined the Company in July of 2010 and serves as Executive Vice President, Leasing, and is responsible for oversight of the Company’s leasing activities and personnel. Mr. Suazo served as Senior Vice President, Leasing and Vice President, Leasing prior to taking on his current role. Before joining the Company, Mr. Suazo served as Director, Brokerage Services for Cushman & Wakefield from 2008 to 2010, as Regional Manager for Sperry Van Ness from 2007 to 2008 and as a Senior Portfolio Leasing Manager for Arden Realty from 1997 to 2006. While at Arden, he was responsible for the leasing of over 60 projects, in excess of 6 million square feet, of various class and product types throughout Southern California. Mr. Suazo is a longtime member of the Los Angeles Commercial Real Estate Association and the International Council of Shopping Centers. He served on the board of directors for the Collegiate Search Youth Foundation, and formerly served on the board of directors for CareAmerica Federal Credit Union. He earned his Bachelor of Arts in Business and Healthcare Management from California State University, Northridge.

Steven M. Jaffe joined the Company in September of 2015 as our Chief Risk Officer. Prior to joining the Company, Mr. Jaffe most recently served as the Chief Investment Officer and Principal of BH Properties, a private real estate investment company, where he focused on acquisitions, dispositions and the marketing of the company. Prior to that, Mr. Jaffe served as Executive Vice President and General Counsel of BH Properties. During his tenure at BH Properties from 2003 to 2015, he was responsible for the strategic growth and direction of the company while also overseeing legal matters. Before joining BH Properties, Mr. Jaffe was a member of the firm Russ August Kabat where he focused on acquisitions, dispositions and real estate development. In 1990, he joined the Alexander Haagen Company as counsel, a private shopping center development company that would later go public as Alexander Haagen Properties/Center Trust, after which Mr. Jaffe would serve as its Senior Vice President and General Counsel. Prior to that, Mr. Jaffe was an associate at the law firm Pircher, Nichols and Meeks. He obtained his Bachelor of Arts degree in English from the University of California, Berkeley before earning his Juris Doctor from the University of California, Hastings College of the Law.
Drew Gordon joined our Company in February of 2011 and oversees the Company’s operations in Northern California as Senior Vice President, Northern California. Mr. Gordon previously oversaw the Company’s operations in the Pacific Northwest. Prior to joining the Company, Mr. Gordon served for one year as Executive Vice President and Chief Investment Officer for Venture Corporation, where he focused on acquiring distressed commercial loans and properties. In 2009, Mr. Gordon formed Gordon Realty Investments, a San Francisco-based real estate advisory firm. From 2004 to 2008, Mr. Gordon was Partner and Director of Acquisitions at ATC Partners, a full-service real estate firm in San Francisco, where he focused on acquisitions and repositions of West Coast office properties and oversaw the acquisition of more than $110 million of office investments in the San Francisco Bay Area and other major West Coast cities. From 1998 to 2004, Mr. Gordon served as Senior Vice President and Development Manager for SKS Investments in San Francisco, an investor, advisor and developer of commercial real estate properties in the Western U.S. While in this role, Mr. Gordon directed and executed the planning, entitlement, design and construction of nearly 1 million square feet of class-A office and residential base building redevelopment and ground-up development. Prior to that he served as Project Manager/Construction Manager for Hines Interests in San Francisco where he managed and directed over 2.4 million square feet of tenant improvement projects and was involved in nearly $1 billion of base building development projects. He currently serves on the board of directors of both the Silicon Valley Chapter of NAIOP and the City of Hope Real Estate Council, and recently served on the board of the San Francisco Bay Area Chapter of NAIOP, of which he is now a member of the Advisory Council. Mr. Gordon graduated with honors from the University of Western Ontario in London, Ontario, Canada, with a Bachelor of Social Science degree in the Urban Development Program.

Gary Hansel joined the Company in January of 2014 and oversees the Company’s operations in Southern California as Senior Vice President, Southern California. Prior to joining the Company, Mr. Hansel served as Senior Vice President of Operations at GE/Arden Realty from 2008 to 2014. During his tenure at GE/Arden Realty, he also led a national team of regional vice presidents and over 60 property management professionals responsible for a portfolio of more than 14 million square feet of office space with over 1,000 tenants. Prior to serving as Senior Vice President of Operations, he held other roles at Arden, including VP of Operations from 2005 to 2007, in which he was responsible for day-to-day management of a nine million square foot portfolio, and Senior Portfolio Manager from 2001 to 2004, as well as Assistant Controller from 1998 to 2000, in which role he oversaw the company’s operational accounting for multiple regions. Prior to joining GE/Arden Realty, Mr. Hansel spent over eight years at Cushman & Wakefield as a Portfolio Manager managing property operations and lease administration aspects of third-party corporate real estate clients. Mr. Hansel currently serves on the BOMA-GLA Board of Directors. He has an Accounting Science degree from National University.

David Tye joined the Company in November of 2014 and oversees the Company’s operations in the Pacific Northwest as Senior Vice President, Pacific Northwest. Prior to joining the Company, Mr. Tye served as Vice President of Leasing at Arden Realty from 2009 to 2014. He also served as Vice President of Operations at Arden Realty from 2008 to 2009. While at Arden Realty, he oversaw leasing, operations, construction and capital projects for a portfolio of 50 office properties totaling over 2.7 million square feet. Prior to joining Arden Realty, he spent seven years at Equity Office in Seattle in a number of roles, including Vice President of Operations and Vice President of Property Management. Mr. Tye has previously held various positions in leasing and property management at Wright Runstad & Co., Cannon Real Estate Services, Hines Interest Limited Partnership and Coldwell Banker Commercial. He graduated from the University of Washington with a Bachelor of Arts degree in English.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

Richard B. Fried
Jonathan M. Glaser
Barry A. Porter

EXECUTIVE COMPENSATION

This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the “Summary Compensation Table” below and the factors relevant to an analysis of the compensatory policies and decisions. Our NEOs during 2016 were:

•	Victor J. Coleman, Chief Executive Officer, President and Chairman of the Board;

•	Mark T. Lammas, Chief Operating Officer, Chief Financial Officer and Treasurer;

•	Christopher J. Barton, Executive Vice President, Development and Capital Investments;

•	Alexander Vouvalides, Chief Investment Officer; and

•	Joshua Hatfield, Executive Vice President, Operations.

Executive Summary

Our executive compensation program is designed to provide a total compensation package intended to attract and retain high-caliber executive officers and employees, and also to incentivize employee contributions that are consistent with our corporate objectives and stockholder interests. It is our policy to provide a competitive total compensation package and share our success with our NEOs, as well as our other employees, when our objectives are met.

The following table highlights key features of our executive compensation program. We believe these practices promote good governance and serve the interests of our stockholders.

✓	What We Do	X	What We Don’t Do

✓	Directly align pay with performance	X	No excise tax gross-up provisions

✓	Create significant alignment with stockholders and pay the majority of executive compensation in the form of equity	X	No guaranteed cash incentives, equity compensation or salary increases for executive officers

✓	Formulaic cash bonus program, with 80% of total bonus tied to objective financial performance goals	X	No excessive perquisites or other benefits

✓	Maintain a cap on incentive compensation payments	X	No dividends or distributions on unearned equity awards subject to performance-based vesting (except limited distributions for tax purposes)

✓	Include robust hurdles in our Outperformance Plans based on absolute and relative TSR performance over a 3-year period to encourage long-term strategic planning	X	No single-trigger cash severance in connection with a change in control

✓	Mandatory 3-year post vesting holding period on time-based stock and a 2-year holding period on earned OPP awards	X	Don’t allow hedging or pledging of our equity securities

✓	Robust stock ownership requirements: CEO: 10x base salary Other executives: 3x base salary

✓	Annual say-on-pay vote

✓	Independent compensation consultant

2016 Say-on-Pay Vote

At our 2016 annual meeting, approximately 89% of votes cast were voted in favor of our Say-on-Pay vote, which we believe affirms our stockholders’ support of our approach to our executive compensation program.

Business Highlights

Our compensation program is designed so that NEOs’ pay levels are strongly linked with our short-term operational performance and long-term market performance. The Compensation Committee took into account a number of financial and business accomplishments in setting 2016 compensation, including the following:

OPERATIONS
●	Achieved net income attributable to common stockholders(1) per diluted share equal to $0.25, reflecting a 232% increase from 2015;
●	Achieved FFO(2), excluding specified items, per diluted share equal to $1.78, reflecting a 7% increase from 2015;
●	Generated GAAP and cash rent growth(3) of 45% and 37%, respectively;
●	Ended 2016 with a stabilized office portfolio lease rate of 96.4%; and
●	Executed new and renewal leases covering over 2.9 million square feet, which exceeded our 2 million square feet target.

STRATEGIC GROWTH
●	Sold $367 million of assets, all at a premium to original purchase price;
●	Purchased $641 million of assets (11601 Wilshire in Los Angeles, Hill7 in Seattle and Page Mill Hill in Palo Alto);
●
More than quadrupled the square footage of our portfolio since our 2010 IPO from 3.5 million square feet to 17.5 million square feet, including the acquisition and integration of the EOP portfolio; and

●	Achieved significant growth while maintaining a strong balance sheet, with debt/total market capitalization of 34.4%.
__________________

(1)	Net income attributable to common stockholders is not considered in the calculation of compensation.

(2)	Refer to Appendix A for our definition of FFO and a reconciliation of net income attributable to common stockholders in accordance with GAAP to FFO, excluding specified items.

(3)	Refer to Appendix A for a definition of change in GAAP and cash rents.
As we show in the tables below, we have consistently delivered exceptional total stockholder return performance over the last five years.

Total Shareholder Returns(1)(2) HPP Significantly Outperformed the Market and Our Peer Group over the Last Five Years

1-Year	3-Year	5-Year	Key:
as of 12/31/2016	as of 12/31/2016	as of 12/31/2016

HPP (27%)	HPP (70%)	HPP (176%)	HPP: Hudson Pacific Properties, Inc.
Peer Group (21%)	Peer Group (47%)	Peer Group (110%)	Peer Group: Executive Compensation Peer Group Median (see page 51 for details)
S&P (12%)	S&P (29%)	S&P (98%)	S&P: S&P 500
SNL Equity (9%)	SNL Equity (43%)	SNL Equity (78%)	SNL Equity: SNL US Equity REIT Index
MSCI (9%)	MSCI (45%)	MSCI (75%)	MSCI: Morgan Stanley REIT Index
________________

(1)	Per SNL Financial.

(2)	Peer Group data excludes companies that did not trade publicly for the entire period referenced.

Five-Year Total Return Performance January 1, 2012 through December 31, 2016

	Period Ending
Index	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
Hudson Pacific Properties, Inc.	100.00	153.02	162.64	227.96	217.58	276.01
S&P 500	100.00	116.00	153.57	174.60	177.01	198.18
SNL U.S. Equity REIT	100.00	120.23	124.71	159.00	163.39	177.90
MSCI US REIT	100.00	117.77	120.68	157.34	161.30	175.17
NAREIT All Equity REITs	100.00	119.70	123.12	157.63	162.10	176.08
Executive Compensation Peer Group Median(1)	100.00	119.78	128.13	143.05	150.63	191.16
________________
(1) See page 51 for list of companies comprising peer group.

Our current executive compensation structure represents a balanced pay-for-performance program that is designed to align the interests of our NEOs and stockholders, reward management for achieving the Company’s short-term and long-term strategic goals and includes the following key features:

Pay Element	Compensation Type	Objective and Key Features
Base Salary	Fixed Cash	Objective: To recognize ongoing performance of job responsibilities and to provide a necessary tool in attracting and retaining executives. Key Features/Actions:
		●	Determined based on an evaluation of individual’s experience, current performance, and internal pay equity and a comparison to peer group.
		●	NEO base salaries were increased for 2016 based on an assessment of competitive market salaries at peer companies and company performance.
		●	NEO base salaries were unchanged for 2017, other than for Mr. Hatfield, whose salary was adjusted to reflect his increased role and responsibilities.
Annual Cash Bonus	Variable Incentive Cash	Objective: To reward the achievement of short-term corporate objectives and individual contributions on an annual-basis using a formulaic calculation. Key Features/Actions:
●
80% of plan determined against financial performance hurdles established early in the fiscal year, with the remaining 20% determined based on the Compensation Committee’s review of the Company’s and each NEO’s individual performance.

●
2016 corporate performance measures included FFO per share (40%), stabilized office portfolio leased percentage (20%) and 12-month total return to stockholders (20%) (on both a relative and absolute basis).

●
2016 target amounts were set at 150% for Mr. Coleman and 112.5% for the other NEOs. 2017 target bonus remained unchanged for Mr. Coleman and was increased to 115% for the other NEOs. The increase was deemed appropriate given the strong Company and individual performance.

Time-Based Restricted Stock Awards	Variable Incentive Equity
Objective: Structured to support the retention of executives, while subjecting recipients to the same market fluctuations as stockholders and thereby motivating management to create long-term stockholder value.

Key Features/Actions:

●
The grant size is determined at the end of our fiscal year based on a detailed review of TSR performance, execution of the Company’s long-term strategic plan and the Compensation Committee’s review of our NEOs’ compensation levels compared to our peer group.

		●	Vest ratably over a three-year period.
●
Subject to an additional mandatory holding period under which the NEOs cannot sell vested shares for an additional three years following the applicable vesting date (increased from a two-year holding period applicable to NEO grants made in 2015).

Outperformance Plan	Variable Incentive At-Risk Equity
Objective: Designed to enhance the pay-for-performance structure and stockholder alignment, while motivating and rewarding senior management for superior TSR performance based on rigorous absolute and relative hurdles.

Key Features/Actions:

		●	Only provides tangible value to our executives upon the creation of meaningful shareholder value above specified hurdles over a three-year performance period.
		●	Subject to a maximum plan value of $17.5 million for the 2016 OPP and $20.0 million for the 2017 OPP.
		●	Under the Absolute TSR Component, the Company must achieve a return in excess of 27% (or 9% per annum) to earn any value.
		●	Under the Relative TSR Component, the Company must achieve a return above the SNL US REIT Index to earn any value.
●
To the extent the Company underperforms the Index by more than 900 basis points (or 300 basis points per annum), a negative award would be earned under the Relative TSR Component (reducing any Absolute TSR Component payout).

		●	Relative TSR Component is subject to a reduction on ratable sliding scale of 100% to 0% of the value created under the Relative TSR Component for absolute TSR between 21% and 0% (or 7% per annum).
		●	Earned payouts are subject to two years of additional time-based vesting (or a two-year mandatory holding period beginning with the 2017 OPP).

The Compensation Committee believes that executive officer compensation should be at-risk and heavily dependent upon the achievement of rigorous and objective performance requirements. As illustrated below, approximately 87% of the Chief Executive Officer’s total direct 2016 compensation and 81% of the other NEO’s total direct 2016 compensation is variable and subject to the Company and individual performance results, and approximately 21% of our 2016 compensation reflects pay at-risk of forfeiture based on prospective TSR performance.

Although the Compensation Committee does not target any particular peer group percentile, the overall structure is designed so that if the Company’s performance exceeds expectations and is above our peers’ performance, it will result in overall compensation that is at the high end of the peer range and attractive relative to compensation available at successful competitors. Conversely, if the Company’s performance is below expectations and peer levels, it will result in overall compensation that is at the low end of the peer range and is less than those amounts paid at more successful competitors.

For 2016 performance, total direct compensation was allocated as follows:

CEO
2016 Pay Mix

- Salary (12.9 %)
- Outperformance Plan (22.2%)
- Time-Based Restricted Stock (39.0%)
- Cash Bonus (25.8%)

Variable Incentive Pay (87.0%)
At-Risk Performance Rewards (22.2%)

Other NEOs (Average)
2016 Pay Mix

- Salary (19.5 %)
- OPP (20.8%)
- Time-Based Restricted Stock (30.4%)
- Cash Bonus (29.3%)

Variable Incentive Pay (80.5%)
At-Risk Performance Rewards (20.8%)

Executive Compensation Philosophy and Objectives

Objectives of Our Compensation Program

The Compensation Committee has adopted an executive compensation philosophy designed to accomplish the following objectives:

•	To attract, retain and motivate a high-quality executive management team capable of creating long-term stockholder value;

•
To provide compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy, and create a strong alignment of management and stockholder interests; and

•	To achieve an appropriate balance between risk and reward in our compensation programs that does not incentivize unnecessary or excessive risk-taking.

In order to achieve these objectives, a comprehensive and market-based compensation program is provided to the executive officers that includes both fixed and variable amounts, the components of which are described in more detail below under “Elements of Executive Officer Compensation.”

Compensation Philosophy

We design the principal components of our executive compensation program to achieve one or more of the principles and objectives described above. We view each component of our executive compensation program as related but distinct, and we regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are met. Compensation of our NEOs consists of the following elements:

•	base salary;

•	annual performance-based cash bonuses;

•	equity incentive compensation grants and multi-year outperformance programs;

•	certain severance and change in control benefits; and

•	retirement, health and welfare benefits and certain limited perquisites and other personal benefits.

During 2016, our NEOs were eligible to earn cash compensation in the form of base salaries and annual bonuses that we believe appropriately recognize ongoing performance of job responsibilities and reward our executive officers for their individual contributions to the Company that foster the completion of corporate objectives and drive stockholder value creation. A substantial portion of each NEO’s compensation was provided in the form of equity compensation, with restricted stock awards subject to multi-year vesting provisions and additional three-year holding provisions upon vesting and a multi-year equity-based OPP, each designed to ensure that management maintains a long-term focus that serves the best interests of the Company and provides alignment with our stockholders.

Each of the primary elements of our 2016 executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation principles and objectives described above.

In addition, the compensation levels of our NEOs reflect to a significant degree the varying roles and responsibilities of such executives.

How We Determine Executive Compensation

The Compensation Committee determines compensation for our NEOs and consists of three independent directors, Richard B. Fried (Chairman), Jonathan M. Glaser and Barry A. Porter. The Compensation Committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to our NEOs pursuant to our 2010 Incentive Award Plan, or 2010 Plan. The Compensation Committee operates under a written charter adopted by our Board, a copy of which is available on our Website at www.hudsonpacificproperties.com. Information contained on our Website is not incorporated by reference into this Proxy Statement, and you should not consider information contained on our Website to be part of this Proxy Statement.

The Compensation Committee has worked with its compensation consultant, as described in greater detail below in “—Engagement of Compensation Consultant,” to implement compensation policies based on the following factors: (i) our desire to align the interests of our NEOs with those of our stockholders and incentivize them over the near-, medium- and long-term, (ii) our need to reward our NEOs for exceptional performance and (iii) our need to retain our NEOs’ services over the long term. In addition, The Compensation Committee continues to consider additional factors that may be appropriate for inclusion in our long-term compensation philosophy.

In making compensation decisions in 2016, the Compensation Committee evaluated our performance and the performance of the Chief Executive Officer and, together with the Chief Executive Officer, assessed the individual performance of the other NEOs. The Compensation Committee also reviewed market-based compensation data provided by its compensation consultant, as described in greater detail below in “—Engagement of Compensation Consultant.” The other NEOs do not play a role in determining their own compensation, other than discussing their performance with our Chief Executive Officer. During 2016, the Compensation Committee held meetings both independently and with the participation of our Chief Executive Officer. The Compensation Committee’s compensation consultant also participated in select meetings, at the committee’s request.

We provide our stockholders with the opportunity to vote annually on the advisory approval of the compensation of our NEOs (a “say-on-pay proposal”). The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for our NEOs.

Engagement of Compensation Consultant

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies. In 2016, the Compensation Committee engaged FTI, a compensation advisory practice, to provide market-based compensation data and to advise on industry trends and best practices.

In connection with these efforts, FTI prepared for the Compensation Committee a peer group consisting of the following companies:

•	Office sector REITs that invest in Class “A” space in high barrier-to-entry markets;

•	Select diversified REITs that own a large office portfolio; and

•	Peer companies that generally range in size from approximately 0.5x to 2.5x of our implied equity market capitalization and total enterprise value.

Based on this criteria, our peer group included the following 13 REITs (figures shown are in thousands):

Company	Implied Equity Market Cap(1)($)	Total Enterprise Value(1) ($)	Total Assets(1)($)	Sector	Class “A” Space	High- Barrier Markets
Alexandria Real Estate Equities, Inc.	9,742.3	14,487.7	10,354.9	Office/Specialty	Yes	Yes
Columbia Property Trust, Inc.	2,639.2	3,957.5	4,299.8	Office	Yes	Yes
Cousins Properties Incorporated	3,348.0	4,758.8	4,171.6	Office	Yes	Yes
Douglas Emmett, Inc.	6,479.5	10,736.1	7,613.7	Office	Yes	Yes
Duke Realty Corporation	9,512.8	12,411.5	6,772.0	Industrial/Office	No	No
Empire State Realty Trust, Inc.	5,980.5	7,046.5	3,891.0	Office	Partial	Yes
Equity Commonwealth	3,749.6	2,919.5	4,526.1	Office	Partial	Partial
Highwoods Properties, Inc.	5,330.8	7,276.2	4,561.1	Office	No	No
Kilroy Realty Corporation	6,999.9	9,457.3	6,706.6	Office	Yes	Yes
Liberty Property Trust	5,945.7	8,471.4	5,990.4	Industrial/Office	No	No
Mack-Cali Realty Corporation	2,907.4	5,236.7	4,296.8	Office	Yes	No
Paramount Group, Inc.	4,229.8	8,007.6	8,867.2	Office	Yes	Yes
Piedmont Office Realty Trust, Inc.	3,036.9	5,052.2	4,449.3	Office	Yes	Yes

Hudson Pacific Properties, Inc.	5,075.9	7,995.7	6,679.0	Office	Yes	Yes
Percentile Rank	47%	53%	60%
____________________________________

(1)	Data as of December 31, 2016.

The Compensation Committee uses the industry data as one tool in assessing and determining pay for our NEOs. Peer group data is intended to provide the Compensation Committee with insight into the overall market pay levels, market trends, best governance practices and industry performance.

The compensation analysis for each peer group provided an overview of typical compensation components (e.g., base salaries, annual bonuses and long-term equity incentives), as well as the range of compensation levels by position, in each case, generally found within the relevant peer group. The peer group compensation analyses prepared by FTI were utilized by the Compensation Committee for informational purposes only and were not utilized for benchmarking purposes.

Other than advising the Compensation Committee as described above, FTI did not provide any services to the Company in 2016. Furthermore, our management team neither made the decision, nor recommended that the Compensation Committee decide, to engage FTI. The Compensation Committee has sole authority to hire, fire and set the terms of engagement with FTI. The Compensation Committee has considered the independence of FTI, and each other adviser and outside legal counsel that provide advice to the Compensation Committee, consistent with the requirements of NYSE, and has determined that FTI and such other advisers are independent. Further, pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining FTI. The Compensation Committee intends to reassess the independence of its advisers at least annually.

Ownership Guidelines

In addition to the elements of executive officer compensation described below, we have adopted stock ownership guidelines pursuant to which our NEOs are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary. In 2016, we modified our stock ownership guidelines as follows:

•	Chief Executive Officer: 10x base salary (increased from 5x); and

•	Other NEOs: 3x base salary

Our NEOs will have four years from the date of adoption of the modified guidelines to meet the stock ownership requirements, or in the case of a new executive, four years from the commencement of his or her employment. All of our NEOs are in compliance with these guidelines.

Elements of Executive Officer Compensation

The following is a discussion of the primary elements of 2016 compensation for each of our NEOs.

Base Salaries

Base salaries are approved and periodically reviewed by the Compensation Committee. No formulaic base salary increases are provided to our NEOs; however, the Compensation Committee may adjust base salaries in connection with its periodic review. The actual base salaries paid to all of our NEOs during 2016 are set forth in the “Summary Compensation Table” below. We believe that these salary levels provide appropriate levels of fixed income based on the background, qualifications and skill set of each executive.

In connection with entering into new employment agreements with each NEO that became effective January 1, 2016, the Compensation Committee adjusted the 2016 base salaries for each of our NEOs based on company performance and in order to better align their salaries to market. NEO base salaries were unchanged for 2017, other than for Mr. Hatfield, whose salary was adjusted to reflect his increased role and responsibilities.

The following table sets forth the 2016 and 2017 base salaries for each of our NEOs:

Executive	2016 Base Salary	2017 Base Salary
Victor J. Coleman	$725,000	$725,000
Mark T. Lammas	$525,000	$525,000
Christopher J. Barton	$410,000	$410,000
Alexander Vouvalides	$475,000	$475,000
Joshua Hatfield	$385,000	$405,000

Cash Bonuses

During 2016, our NEOs were eligible for annual cash bonus payments based in part upon achieving objective financial performance goals during the year.

Each executive’s annual cash bonus amount is based upon threshold, target and maximum percentages of base salary and were set at a level that would provide NEOs with total cash compensation at varying peer group levels depending on Company performance. The threshold, target and maximum percentages for 2016 were as follows:

Executive	Threshold	Target	Maximum
Victor J. Coleman	100%	150%	200%
Mark T. Lammas	75%	112.5%	150%
Christopher J. Barton	75%	112.5%	150%
Alexander Vouvalides	75%	112.5%	150%
Joshua Hatfield	75%	112.5%	150%

The cash bonus program is based on the achievement of several objective Company performance criteria that incentivize management to focus on financial goals that are aligned with our annual operating budget and aligns one-year stockholder returns with annual cash compensation. The Compensation Committee determined that each goal was challenging and set at levels that would require the Company to achieve significant growth and performance. The 2016 cash bonus program included the following measures; this table also shows our actual results for each measure:

Performance Criteria	Weighting	Threshold	Target	Maximum	Actual Results
FFO per share	40%	$1.65	$1.70	$1.75	$1.78
Stabilized office portfolio leased percentage	20%	91%	93%	95%	96.4%
12-month TSR
Absolute	10%	5.0%	7.0%	9.0%	26.9%
Relative Compared to the SNL Office REIT Index	10%	40th percentile	50th percentile	60th percentile	78.9th percentile
Individual	20%	N/A	N/A	N/A	See below
The 2016 cash bonus program also contained a discretionary element based on the Compensation Committee’s assessment of our Company’s performance and/or the executive’s individual performance. In determining whether each executive should be eligible to receive a discretionary bonus, the Compensation Committee considered each NEO’s individual performance and the Company’s overall 2016 accomplishments, including the performance set forth under “Business Highlights” and impressive performance in the following categories: (i) leasing; (ii) development; (iii) earnings and dividend growth; (iv) stock price; (v) balance sheet and financings; (vi) communications with the analyst and investor community; (vii) innovation and future design; (viii) employee morale and leadership; (ix) tenant relationships; and (x) renovation of the EOP Northern California Portfolio acquired in 2015. Accordingly, the Compensation Committee awarded each NEO his maximum bonus under the discretionary element.

The 2016 annual cash bonuses paid to our NEOs are as follows:

Executive	2016 Bonus ($)
Victor J. Coleman	1,450,000
Mark T. Lammas	787,500
Christopher J. Barton	615,000
Alexander Vouvalides	712,500
Joshua Hatfield	577,500

Long-Term Equity Incentives

The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of our NEOs with the interests of our stockholders. Our long-term equity incentive program is bifurcated into two components as follows:

Annual Equity Awards

In December 2016, the Compensation Committee approved restricted stock awards for our NEOs, which are intended to enable our executive officers to establish or augment meaningful equity stakes in the Company and directly align the interests of our NEOs with those of our stockholders. We believe that these awards enable us to deliver competitive compensation to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks.

For 2016 performance, the Compensation Committee analyzed the Company’s strong operational performance and TSR performance, the role and responsibilities of the individual, individual performance history and prevailing market practices based on market data provided by FTI with respect to the peer group. This analysis considered performance factors set forth above in “Executive Summary-Business Highlights.” Annual equity awards were not determined based on the attainment of any particular individual or company-level performance goal(s) or the application of any benchmarking or formula(e). Instead, the Compensation Committee considered all of the relevant factors as applied to each NEO (including, in the case of Company-level metrics, such NEO’s contribution to the attainment of those metrics), and made a subjective determination as to the appropriate equity grant level based on that information, taking into consideration the Compensation Committee’s collective experience regarding appropriate annual equity grant levels.

Based on this assessment, the Compensation Committee approved grants of restricted stock at the same dollar-denominated levels as 2015 grants (except for Mr. Hatfield, whose grant value was increased to better align his compensation with other EVPs and to reflect his increase in responsibilities), as follows:

Executive	2016 Restricted Stock Award (#)	2016 Restricted Stock Award ($)(1)
Victor J. Coleman	72,780	$2,187,767
Mark T. Lammas	33,479	$1,006,379
Christopher J. Barton	16,012	$481,321
Alexander Vouvalides	30,568	$918,874
Joshua Hatfield	13,100	$393,786
__________________

(1)	Reflects the grant-date fair value of the restricted stock awards.

These restricted stock awards will vest in three equal, annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued service (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “—Potential Payments Upon Termination or Change in Control”). In addition, upon vesting the shares are subject to a three-year holding period.

Outperformance Programs

Since 2012, the Compensation Committee has adopted an annual OPP to provide incentive to achieve long-term, absolute stock performance (TSR in excess of 27%) and relative stock performance (above the SNL US Equity REIT Index). OPP awards are payable only when performance exceeds stretch hurdles as measured by three-year TSR and requires both outperforming peers and positive stockholder returns.
Below is a summary of the key terms of the 2016 OPP:

Feature	Description	Objective
Maximum Plan Value	$17,500,000	Discourages excessive risk-taking by limiting the payout
Performance Period	Three years, ending on December 31, 2018	Promotes value creation over a long-term period
Absolute TSR Component	3% of the amount by which our TSR during the performance period exceeds 27% (or 9% simple annual TSR)	Rewards executives only after our stockholders receive a meaningful return
Relative TSR Component
3% of the amount by which our TSR performance exceeds that of the SNL US Equity REIT Index (on a percentage basis), including a negative value to the extent we underperform the Index by more than 900bps (or 300bps per year)
Lowers payout upon an increase in stockholder value while underperforming peers
Scale-Back Feature	Relative TSR component will be reduced on a linear basis from 100% to 0% for absolute TSR performance ranging from 21% (or 7% simple annual TSR) to 0%	Ensures no reward for outperforming peers yet providing stockholders with a negative return

The 2016 OPP provides for a target bonus pool of $3,674,000 that would be attained if the Company achieves during the performance period (a) a TSR equal to that of the SNL US Equity REIT Index and (b) a 10% simple annual TSR. The OPP bonus pool was allocated as follows to our NEOs:

Executive	2016 OPP Award Bonus Percentage	Target Potential Dollar-Denominated Award under 2016 OPP ($)	Maximum Potential Dollar-Denominated Award under 2016 OPP ($)
Victor J. Coleman	21.43%	787,338	3,750,250
Mark T. Lammas	11.43%	419,938	2,000,250
Christopher J. Barton	7.14%	262,324	1,249,500
Alexander Vouvalides	9.14%	335,804	1,599,500
Joshua Hatfield	5.14%	188,844	899,500

At the end of the three-year performance period, participants who remain employed with us will be paid their percentage interest in the bonus pool as stock awards based on the value of our common stock or operating partnership performance units. With respect to the 2016 OPP, each of our NEOs was granted awards in the form of operating partnership performance units. Half of each OPP participant’s bonus pool interest will be paid in fully vested shares of our common stock or operating partnership performance units, and the other half will be paid in restricted stock units (“RSUs”) or performance units, that vest in equal annual installments over the two years immediately following the performance period (based on continued employment) and carry tandem dividend equivalent rights that pay out as and when dividends are paid during this two-year vesting period.

If the performance period is terminated prior to December 31, 2018 in connection with a change in control, 2016 OPP awards will be paid entirely in fully vested shares of our common stock or operating partnership performance units immediately prior to the change in control. In addition to these payments, each 2016 OPP award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid during the performance period on the total number of shares and RSUs or performance units ultimately issued or granted in respect of such 2016 OPP award, had such shares and RSUs or performance units been outstanding throughout the performance period (less the 10% current distribution that performance units are entitled to during the performance period).

If a participant’s employment is terminated without “cause,” for “good reason” or due to the participant’s death or disability during the performance period (referred to as qualifying terminations), the participant will be paid his or her 2016 OPP award at the end of the performance period entirely in fully vested shares or performance units (except for the performance period dividend equivalent, which will be paid in cash at the end of the performance period). Any such payment will be pro-rated in the case of a termination without “cause” or for “good reason” by reference to the participant’s period of employment during the performance period. If we experience a change in control or a participant experiences a qualifying termination of employment, in either case, after December 31, 2018, any unvested RSUs or performance units that remain outstanding will accelerate and vest in full upon such event.

On February 6, 2017, the Compensation Committee adopted the 2017 OPP under our 2010 Plan. The 2017 OPP is substantially similar to the 2016 OPP except that (i) the performance period will run from January 1, 2017 through December 31, 2019, (ii) the maximum bonus pool under the 2017 OPP is $20 million (rather than $17.5 million), (iii) the 2017 OPP provides for a target bonus pool equal to $4,521,790 and (iv) the two-year post-performance vesting period was replaced with a two-year holding (i.e., no-sell) period. The Compensation Committee granted Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield 2017 OPP awards of 21.425%, 11.450%, 7.175%, 9.150%, and 5.175%, respectively. 2017 OPP awards granted to the NEOs will be settled in performance units of our operating partnership (rather than our common stock).

Employee Benefits

Our full-time employees, including our NEOs, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, short-term and long-term disability, life insurance, an employee assistance program and other health benefits. We believe that these benefits are a key component of a comprehensive compensation package, providing essential protections to our NEOs and enhancing the overall desirability and competitiveness of our total rewards package.

Our employees, including our NEOs, who satisfy certain eligibility requirements may participate in our 401(k) retirement savings plan. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts to the plan, up to a statutorily prescribed limit. In 2016, we matched a portion of the contributions to the 401(k) plan on behalf of eligible employees in 2016. The discretionary employer match for 2016 was 30% of the first 6% of the eligible participant’s compensation contributed to the plan. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Additional Compensation Components

In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our NEOs to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to periodic review by the Compensation Committee.

Severance and Change in Control Benefits

As described more fully below in the sections entitled “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2016 Table” and “—Potential Payments Upon Termination or Change in Control,” we have entered into employment agreements with our NEOs that provide for various severance and change in control benefits and other terms and conditions of employment. We believe that the protections contained in these employment agreements will help to ensure the day-to-day stability necessary to our executives to enable them to properly focus their attention on their duties and responsibilities with the Company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity.

In addition, (i) each of our OPPs provide for pro-rata accelerated time-vesting upon a qualifying termination during the performance period, as well as accelerated vesting upon a change in control (subject to attainment of applicable performance criteria) and (ii) the one-time RSU retention awards granted in 2015 to certain NEOs provide for accelerated vesting upon a qualifying termination or change in control, subject to attainment of applicable pro-rated performance goals. For a description of the material terms of the employment agreements and treatment of OPP awards and retention awards in connection with a change in control or qualifying termination, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2016 Table” and “—Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our Chief Executive Officer and each of the other NEOs (other than our Chief Financial Officer), unless compensation is performance-based and otherwise satisfies the criteria of Section 162(m). We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) of the Code may not affect the amount of federal income tax payable by the Company. However, if any portion of an executive’s compensation is subject to limitation under Section 162(m), the loss of this deduction will increase the Company’s Earnings & Profits for 2016 and, accordingly, increase the amount of distributions paid in 2016 that would be characterized as dividends. In approving the amount and form of compensation for our NEOs in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Code. However, the Compensation Committee may, in its judgment, authorize compensation payments that are subject to deduction limitations under Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.

Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock, RSUs and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. During the fourth quarter of 2016, we early adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, and elected to account for forfeitures of awards as they occur. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2014, December 31, 2015 and December 31, 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation	Total ($)
Victor J. Coleman	2016	725,000	290,000	3,434,993	1,160,000	19,692(4)	5,629,685
Chief Executive Officer, President and Chairman of the Board	2015	600,000	240,000	7,276,098	720,000	28,841	8,864,939
	2014	600,000	180,000	3,086,493	960,000	594	4,827,087
Mark T. Lammas	2016	525,000	157,500	1,671,605	630,000	5,600	2,989,705
Chief Operating Officer, Chief Financial Officer and Treasurer	2015	450,000	135,000	2,758,375	405,000	5,580	3,753,955
	2014	450,000	135,000	1,400,342	540,000	594	2,525,936
Christopher J. Barton	2016	410,000	123,000	896,869	492,000	5,600	1,927,469
Executive Vice President, Development and Capital Investments	2015	375,000	112,500	1,649,278	337,500	5,580	2,479,858
	2014	375,000	93,750	802,298	375,000	594	1,646,642
Alexander Vouvalides	2016	475,000	142,500	1,450,822	570,000	5,600	2,643,922
Chief Investment Officer	2015	400,000	120,000	2,378,857	360,000	5,580	3,264,437
	2014	330,000	82,500	1,239,842	330,000	594	1,982,936
Joshua Hatfield(5)	2016	385,000	115,500	692,934	462,000	5,600	1,661,034
Executive Vice President, Operations	2015	350,000	390,000	477,104	—	5,580	1,222,684
__________________

(1)	Amounts represent discretionary bonuses paid to our NEOs under our 2016 cash bonus program in respect of services provided during the applicable fiscal year.

(2)
Amounts reflect the full grant-date fair value of restricted stock awards and OPP awards granted in the applicable year, each computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The grant-date fair values relating to 2016 restricted stock awards are $2,187,767, $1,006,379, $481,321, $918,874 and $393,786 for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively. The 2016 OPP award amounts in the table show amounts based on the probable outcome of results; at maximum, are $3,750,250, $2,000,250, $1,249,500, $1,599,500, and $899,500 for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively.

We provide information regarding the assumptions used to calculate the value of all restricted stock awards and awards under the 2016 OPP made to executive officers in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 21, 2017. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual). The single measure that determines the number of performance units issued under our 2016 OPP to an NEO is our TSR compared with an absolute threshold and an applicable REIT Index, computed over the applicable performance period as described in more detail in “Elements of Executive Officer Compensation—Long-Term Equity Incentives” above. The awards under the 2016 OPP are treated as market condition shares as defined under ASC Topic 718, and as a result, the grant date values will not differ from the fair values presented in the table above.

(3)
The amounts shown represent the non-discretionary bonuses earned and paid in 2016 under our 2016 cash bonus program. See “Elements of Executive Compensation—Cash Bonuses” for a detailed discussion of the 2016 cash bonus program.

(4)	Amount represents company-paid 401(k) matching contributions and life insurance premiums, and the incremental cost to the Company for the personal use of a company-leased aircraft.

(5)	Mr. Hatfield was not an NEO in 2014.

GRANTS OF PLAN-BASED AWARDS IN 2016

The following table sets forth information regarding grants of plan-based awards made to our NEOs during the year ended December 31, 2016:

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (3)	Grant Date Fair Value of Stock Awards(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Victor J. Coleman		725,000	1,087,500	1,450,000	—	—	—	—	—
	03/16/2016(2)	—	—	—	—	787,338	3,750,250	—	1,247,226(3)
	12/29/2016(4)	—	—	—	—	—	—	72,780	2,187,767
Mark T. Lammas		393,750	590,625	787,500	—	—	—	—	—
	03/16/2016(2)	—	—	—	—	419,938	2,000,250	—	665,226(3)
	12/29/2016(4)	—	—	—	—	—	—	33,479	1,006,379
Christopher J. Barton		307,500	461,250	615,000	—	—	—	—	—
	03/16/2016(2)	—	—	—	—	262,324	1,249,500	—	415,548(3)
	12/29/2016(4)	—	—	—	—	—	—	16,012	481,321
Alexander Vouvalides		356,250	534,375	712,500	—	—	—	—	—
	03/16/2016(2)	—	—	—	—	335,804	1,599,500	—	531,948(3)
	12/29/2016(4)	—	—	—	—	—	—	30,568	918,874
Joshua Hatfield		288,750	433,125	577,500	—	—	—	—
	03/16/2016(2)	—	—	—	—	188,844	899,500	—	299,148(3)
	12/29/2016(4)	—	—	—	—	—	—	13,100	393,786
__________________

(1)
Amounts shown in these columns represent each NEO’s non-discretionary annual cash bonus opportunity under our 2016 cash bonus program. The “Target” amount represents the NEO’s target bonus if each non-discretionary performance goal was achieved at the target level, and the “Threshold” and “Maximum” amounts represent the NEO’s threshold and maximum bonuses, respectively, if each non-discretionary performance goal was achieved at the minimum or the maximum levels.

(2)
Amounts reflect awards granted under the 2016 OPP. The number of operating partnership performance units to be earned under these awards will equal the dollar value of the bonus pool divided by our per share common stock value at the end of the performance period. The dollar value of the bonus pool, in turn, will range from $0 to $17,500,000 depending on the Company’s absolute and relative TSR performance over the performance period. Amounts in the “Maximum” column represent the amounts the NEOs will be eligible to receive if we achieve performance at a level sufficient to fund the 2016 OPP bonus pool at the maximum of $17,500,000. Amounts in the “Target” column represent the amounts the NEOs will be eligible to receive if we achieve performance at a level sufficient to fund the 2016 OPP bonus pool at the target of $3,674,000. Awards under the 2016 OPP granted to our NEOs will be earned in the form of performance units of our operating partnership. For additional information on the 2016 OPP, see “Elements of Executive Officer Compensation-Outperformance Program” above.

(3)
Amounts reflect the full grant date fair value of awards granted under the 2016 OPP determined in accordance with ASC Topic 718 based on the NEO’s percentage participation right in the 2016 OPP bonus pool. We provide information regarding the assumptions used to calculate the value of all awards under the 2016 OPP made to executive officers in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 21, 2017. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual).

(4)
On December 29, 2016, the Compensation Committee approved restricted stock awards for each NEO, each of which will vest, and the restrictions thereon will lapse, in three equal, annual installments on each of December 29, 2017, December 29, 2018 and December 29, 2019, subject to continued service with us through the applicable vesting dates (and further subject to accelerated vesting upon a change in control or certain terminations as described below in the section entitled “Potential Payments Upon Termination or Change in Control”).

(5)
Amounts reflect the full grant date fair value of awards granted during 2016 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all awards made to executive officers in 2016 in Notes 2 and 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 21, 2017. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual).

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS IN 2016 TABLE

On January 1, 2016, we entered into amended and restated employment agreements with each of our NEOs. The only changes under these new agreements were to extend the term of the agreements until January 1, 2020 (whereas they otherwise would have expired in June 2017) and to memorialize the executives’ 2016 base salaries. The employment agreements, as amended and restated, are described below.
Employment Agreements
Under the employment agreements, Messrs. Coleman, Lammas, Barton, Vouvalides, and Hatfield serve as the Company’s Chief Executive Officer; Chief Operating Officer, Chief Financial Officer and Treasurer; Executive Vice President, Development and Capital Investments; Chief Investment Officer; and Executive Vice President, Operations, respectively.
The initial term of the agreements (as amended and restated) ends on January 1, 2020; on that date, the term of the agreements automatically extends for one year. In the event that we experience a “change in control” (as defined in the 2010 Plan) during the one-year extension period, the term of the employment agreements will instead continue through the first anniversary of the consummation of the change in control.
Pursuant to these agreements, Mr. Coleman reports directly to our Board, Messrs. Lammas, Barton and Vouvalides report to our Chief Executive Officer and Mr. Hatfield reports to our Chief Operating Officer. During his employment term, the Board will nominate Mr. Coleman for election as a director.
For 2016, annual base salaries for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield are $725,000, $525,000, $410,000, $475,000 and $385,000, respectively, which were memorialized in the amended and restated agreements. The 2017 annual base salaries for the NEOs have not changed, other than Mr. Hatfield’s salary, which was increased to $405,000.
Under the agreements, each executive is eligible to receive an annual discretionary cash performance bonus, the amount of which will be determined based on determinations of company and individual performance by the Compensation Committee. In addition, the executives are eligible to participate in customary health, welfare and fringe benefit plans, and are eligible to accrue up to four weeks of paid vacation per year.
If an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements), or by reason of the executive’s death or disability, the executive will be entitled to certain payments and benefits, as described under “—Potential Payments Upon Termination or Change in Control” below. The employment agreements also contain customary confidentiality and non-solicitation provisions.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2016:

Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Victor J. Coleman	27,467(1)	955,302(2)	—	—
	58,768(3)	2,043,951(2)	—	—
	72,780(4)	2,531,288(2)	—	—
	88,152(5)	3,065,927(2)	—	—
	20,796(6)	723,285(7)	—	—
	48,441(8)	1,684,778(9)	—	—
	—	—	96,607(10)	3,359,991(11)
	—	—	107,827(12)	3,750,223(11)
	—	—	88,152(13)	3,065,927(14)
Mark T. Lammas	11,536(1)	401,222(2)	—	—
	27,033(3)	940,208(2)	—	—
	33,479(4)	1,164,400(2)	—	—
	26,446(5)	919,792(2)	—	—
	13,724(6)	477,321(7)	—	—
	25,951(8)	902,576(9)	—	—
	—	—	51,753(10)	1,799,969(11)
	—	—	57,511(12)	2,000,233(11)
	—	—	26,446(13)	919,792(14)
Christopher J. Barton	6,042(1)	210,141(2)	—	—
	12,929(3)	449,671(2)	—	—
	16,012(4)	556,897(2)	—	—
	17,630(5)	613,171(2)	—	—
	9,149(6)	318,202(7)	—	—
	17,300(8)	601,694(9)	—	—
	—	—	34,502(10)	1,199,980(11)
	—	—	35,925(12)	1,249,472(11)
	—	—	17,630(13)	613,171(14)
Alexander Vouvalides	11,536(1)	401,222(2)	—	—
	24,683(3)	858,475(2)	—	—
	30,568(4)	1,063,155(2)	—	—
	22,038(5)	766,482(2)	—	—
	6,862(6)	238,660(7)	—	—
	17,300(8)	601,694(9)	—	—
	—	—	43,128(10)	1,499,992(11)
	—	—	45,989(12)	1,599,497(11)
	—	—	22,038(13)	766,482(14)
Joshua Hatfield	1,648(1)	57,317(2)	—	—
	8,227(3)	286,135(2)	—	—
	13,100(4)	455,618(2)	—	—
	—	—	17,251(10)	599,990(11)
	—	—	25,862(12)	899,480(11)
__________________

(1)
Consists of restricted stock granted on December 29, 2014, which vests in three substantially equal installments on each of December 29, 2015, 2016 and 2017, subject to continued service with us through the applicable vesting dates.

(2)
The market value of shares of restricted stock that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2016 ($34.78) by the number of unvested shares of restricted stock outstanding under the award.

(3)
Consists of restricted stock granted on December 29, 2015, which vests in three substantially equal installments on each of December 29, 2016, 2017 and 2018, subject to continued service with us through the applicable vesting dates.

(4)
Consists of restricted stock granted on December 29, 2016, which vests in three substantially equal installments on each of December 29, 2017, 2018 and 2019, subject to continued service with us through the applicable vesting dates.

(5)
Consists of restricted stock granted on December 29, 2015, which vests in four substantially equal installments on each of January 1, 2017, 2018, 2019 and 2020, subject to continued service with us through the applicable vesting dates.

(6)
Represents the number of shares earned but unvested under the 2013 OPP as of December 31, 2016. Awards earned under the 2013 OPP vested as to 50% of the shares as of December 31, 2015, which were paid in fully vested shares of our common stock in 2016. The remaining 50% was issued in the form of restricted stock units granted in 2016 that vested (or vests) in equal annual installments on December 31, 2016 and December 31, 2017, subject to continued employment. As of December 31, 2016, half of these restricted stock units remained unvested.

(7)
The market value of earned but unvested rights in the 2013 OPP is calculated by multiplying the fair market value of a share of our common stock on December 31, 2016 ($34.78) by the number of shares earned but unvested under the 2013 OPP as of December 31, 2016.

(8)
Represents the number of shares earned but unvested under the 2014 OPP as of December 31, 2016. Awards earned under the 2014 OPP vested as to 50% of the shares as of December 31, 2016, which were paid in fully vested shares of our common stock in 2017. The remaining 50% was issued in the form of restricted stock units granted in 2017 that vests in equal annual installments on December 31, 2017 and December 31, 2018, subject to continued employment.

(9)
The market value of earned but unvested rights in the 2014 OPP is calculated by multiplying the fair market value of a share of our common stock on December 31, 2016 ($34.78) by the number of shares earned but unvested under the 2014 OPP as of December 31, 2016.

(10)
Consists of (i) 22.4%, 12%, 8%, 10% and 4% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, multiplied by (ii) $15,000,000, which equals the bonus pool that is eligible to be earned under the 2015 OPP assuming the Company’s absolute and relative TSR performance for the three-year performance period under the 2015 OPP continues at the same rate as we experienced from January 1, 2015, the first day of the performance period, through December 31, 2016, divided by (iii) $34.78, which is the fair market value of a share of our common stock on December 31, 2016. Any awards earned under the 2015 OPP upon the completion of the three-year performance period will be paid 50% in fully vested shares of our common stock and 50% in RSUs that vest in equal annual installments on December 31, 2018 and December 31, 2019, subject to continued employment. If the performance period ends prior to its three-year term upon a change in control, any awards earned will be paid only in shares.

(11)
The market value of unearned rights in the OPPs is calculated by multiplying the fair market value of a share of our common stock on December 31, 2016 ($34.78) by the number of shares equivalent to the fair value of each NEO’s participation interest in the applicable OPP bonus pool (as determined in accordance with SEC rules and footnotes 10 and 12). For more information about the OPPs, see “Elements of Executive Officer Compensation—Outperformance Programs” above.

(12)
Consists of (i) 21.43%, 11.43%, 7.14%, 9.14% and 5.14% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, multiplied by (ii) $17,500,000, which equals the bonus pool that is eligible to be earned under the 2016 OPP assuming the Company’s absolute and relative TSR performance for the three-year performance period under the 2016 OPP continues at the same rate as we experienced from January 1, 2016, the first day of the performance period, through December 31, 2016, divided by (iii) $34.78, which is the fair market value of a share of our common stock on December 31, 2016. Any awards earned under the 2016 OPP upon the completion of the three-year performance period will be earned 50% in fully vested performance units of our operating partnership and 50% in performance units that vest in equal annual installments on December 31, 2019 and December 31, 2020, subject to continued employment.

(13)
Consists of the unvested portion of RSU “retention awards” granted in 2015, which is scheduled to vest in four installments on January 1 of each of 2017, 2018, 2019 and 2020 based on the achievement of certain absolute or relative TSR goals measured annually or, if neither of the shareholder return hurdles are achieved for an applicable year during the performance period, the unvested portion of this award will remain eligible to vest on January 1, 2020 based on the achievement of a cumulative TSR goal, as well as (in each case) continued employment through the applicable vesting date. In 2016, we did achieve the performance goals with respect to the first tranche of this award, and therefore on January 1, 2017, Messrs. Coleman, Lammas, Barton and Vouvalides vested with respect to 22,038, 6,612, 4,408 and 5,510 RSUs, respectively.

(14)
The market value of the unvested portion of the RSU retention award is calculated by multiplying the fair market value of a share of our common stock on December 31, 2016 ($34.78) by the number of unvested restricted stock units as of December 31, 2016.

2016 OPTION EXERCISES AND STOCK VESTED

The following table summarizes vesting of stock applicable to our NEOs during the year December 31, 2016. None of the NEOs held any options during 2016:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Victor J. Coleman	215,001	7,019,765
Mark T. Lammas	118,304	3,819,404
Christopher J. Barton	70,527	2,259,707
Alexander Vouvalides	73,200	2,379,775
Joshua Hatfield	5,762	197,925
________________

(1)
Amounts shown are calculated by multiplying the fair market value of our common stock on the applicable vesting date by the number of shares of common restricted stock, or the number of RSUs, that vested on such date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

Termination Without Cause or for Good Reason

Under the executives’ employment agreements, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, the executive will be entitled to receive the following:

•
A lump-sum payment in an amount equal to one (or, with respect to Mr. Coleman, three) times the sum of (i) the executive’s annual base salary then in effect, (ii) the average annual bonus earned by the executive during the two prior fiscal years and (iii) with respect to Mr. Coleman only, the average value of any annual equity awards made to Mr. Coleman during the two prior fiscal years (not including any awards granted pursuant to a multi-year or long-term performance program, initial hiring or retention award or similar non-reoccurring award);

•
Accelerated vesting of all outstanding equity awards held by the executive as of the termination date (other than any OPP awards and other than the one-time RSU retention awards granted in 2015, for which accelerated vesting provisions are described below); and

•	Company-subsidized healthcare continuation coverage for up to 18 months after the termination date.

In the event that an executive’s employment is terminated by the Company without “cause” or by the executive for “good reason,” in either case, on or within one year after a change in control, then the executive will be entitled to receive the same payments and benefits described above, except that the amount of the cash severance received by each executive, other than Mr. Coleman, will be multiplied by two (rather than one).

Death or Disability of Executive

Upon a termination of employment by reason of death or disability, the executive or his/her estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date (other than any OPP awards and other than the one-time RSU retention awards granted in 2015, for which accelerated vesting provisions are described below), in addition to accrued amounts and earned but unpaid bonuses.

Change in Control (no termination)

If the Company has a change in control and the successor company does not assume or substitute new awards pursuant to the 2010 Plan for any outstanding awards, such awards will vest in full to the extent then unvested.

Outperformance Program

Under the 2015 OPP and the 2016 OPP, if the three-year performance period is terminated prior to December 31, 2017 or December 31, 2018, respectively, in connection with a change in control, the OPP awards, to the extent earned as of the change in control, will be paid entirely in fully vested shares of our common stock, or, for the 2016 OPP awards granted to our NEOs, in fully vested performance units of our operating partnership, immediately prior to the change in control.

If a participant’s employment is terminated without “cause,” for “good reason” or due to the participant’s death or disability during the applicable performance period (referred to as qualifying terminations), the participant will be paid his or her OPP award at the end of the performance period in fully vested shares or performance units (as applicable), to the extent earned based on achievement of the performance goals during the performance period. Any such payment will be pro-rated in the case of a termination without “cause” or for “good reason” by reference to the participant’s period of employment during the applicable performance period.

If we experience a change in control or a participant experiences a qualifying termination of employment, in either case, after the end of the applicable performance period, any unvested RSUs granted under the 2015 OPP, and any unvested performance units granted under the 2016 OPP, that remain outstanding will accelerate and vest in full upon such event.

RSU Retention Awards

Under the RSU retention awards held by Messrs. Coleman, Lammas, Barton and Vouvalides, upon a termination of the executive’s employment by the Company without “cause,” by the executive for “good reason” or due to the executive’s death or disability, the RSU award will vest in full based on the achievement of a pro-rated cumulative TSR goal through the termination date. In addition, in the event of a change in control of the Company prior to the completion of the performance period, the RSU award will vest in full if the Company achieves a pro-rated cumulative TSR goal for the shortened performance period through the change in control date.

Summary of Potential Payments Upon Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2016. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the 2010 Plan.

Name	Benefit	Death($)	Disability($)	Termination Without Cause or for Good Reason (no Change in Control)($)	Change in Control (no Termination) ($)(1)	Termination Without Cause or for Good Reason in Connection with a Change in Control($)(1)
Victor J. Coleman	Cash Severance(2)	—	—	12,824,967	—	12,824,967
	Continued Health Benefits(3)	—	—	44,872	—	44,872
	Equity Acceleration	20,484,748(4)	20,484,748(4)	16,864,616(5)	12,863,899(6)	20,693,885(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	20,534,748	20,484,748	29,734,455	12,863,899	33,563,724
Mark T. Lammas	Cash Severance(2)	—	—	1,132,500	—	2,265,000
	Continued Health Benefits(3)	—	—	44,872	—	44,872
	Equity Acceleration	9,316,753(4)	9,316,753(4)	7,383,253(5)	6,232,953(6)	9,428,610(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	9,366,753	9,316,753	8,560,625	6,232,953	11,738,482
Christopher J. Barton	Cash Severance(2)	—	—	869,375	—	1,738,750
	Continued Health Benefits(3)	—	—	44,580	—	44,580
	Equity Acceleration	5,673,241(4)	5,673,241(4)	4,440,276(5)	4,069,531(6)	5,746,101(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	5,723,241	5,673,241	5,354,231	4,069,531	7,529,431
Alexander Vouvalides	Cash Severance(2)	—	—	921,250	—	1,842,500
	Continued Health Benefits(3)	—	—	44,872	—	44,872
	Equity Acceleration	7,621,662(4)	7,621,662(4)	6,055,364(5)	4,815,810(6)	7,713,506(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	7,671,662	7,621,662	7,021,486	4,815,810	9,600,878
Josh Hatfield	Cash Severance(2)	—	—	647,500	—	1,295,000
	Continued Health Benefits(3)	—	—	35,586	—	35,586
	Equity Acceleration	2,298,570(4)	2,298,570(4)	1,498,903(5)	1,541,518(6)	2,340,588(7)
	Life Insurance(8)	50,000	—	—	—	—
	Total	2,348,570	2,298,570	2,181,989	1,541,518	3,671,174
________________

(1)
In accordance with the employment agreement terms, if any payments made in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).

(2)
Cash severance was calculated by multiplying the applicable severance multiple (described above) by the sum of (i) the executive officer’s annual base salary in effect on December 31, 2016; (ii) the average annual bonus earned by the executive officer during 2014 and 2015; and (iii) with respect to Mr. Coleman only, the average value of any annual equity award made to him with respect to 2014 and 2015, not including any outperformance program awards or the RSU retention award.

(3)
Represents the aggregate premium payments that we would be required to pay to or on behalf of the applicable executive to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage elections as of December 31, 2016) for 18 months.

(4)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2016, (ii) the accelerated vesting of the portion of the executive’s 2013 and 2014 OPP awards that was unvested as of December 31, 2016, (iii) the accelerated vesting of the 2015 OPP and 2016 OPP awards held by the executive officer and (iv) except with respect to Mr. Hatfield, the accelerated vesting of the RSU retention awards based on the achievement of pro-rated performance goals, plus the dividend equivalents that would become payable in respect of the RSU retention awards. Amounts do not include the dividend equivalents that may become payable in respect of the executive’s 2015 OPP and 2016 OPP award upon the termination, as that amount is not yet determinable. As required by applicable disclosure rules, these values reflect a hypothetical termination of the executive’s employment occurring on December 31, 2016.
The value of accelerated restricted stock vesting was calculated by multiplying (a) the number of shares subject to acceleration by (b) the fair market value of a share of common stock on December 31, 2016 ($34.78).
The value of the accelerated vesting of the 2013 and 2014 OPP awards was calculated by multiplying (a) the number of earned but unvested RSUs subject to acceleration by (b) the fair market value of a share of common stock on December 31, 2016 ($34.78).
The 2015 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2015 OPP, or 22.4%, 12%, 8%, 10% and 4% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the projected bonus pool under the 2015 OPP, or $15,000,000. The 2015 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2015 through December 31, 2016. Note, however, that the value of these accelerated 2015 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2015 OPP awards under this scenario could be greater or less than the amounts reported.
The 2016 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2016 OPP, or 21.43%, 11.43%, 7.14%, 9.14% and 5.14% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the projected bonus pool under the 2016 OPP, or $17,500,000. The 2016 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2016 through December 31, 2016. Note, however, that the value of these accelerated 2016 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2016 OPP awards under this scenario could be greater or less than the amounts reported.
The value of the accelerated vesting of the RSU retention awards as of December 31, 2016 is estimated for purposes of this disclosure based on the achievement of a pro-rated cumulative TSR goal through the assumed termination date (December 31, 2016). The RSU retention award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his RSU retention award upon such termination, or $70,522, $21,157, $14,104 and $17,630 for Messrs. Coleman, Lammas, Barton and Vouvalides, respectively, based on the dividends per share declared during the performance period (beginning on January 1, 2016) through December 31, 2016.

(5)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2016, (ii) the accelerated vesting of the portion of the executive’s 2013 and 2014 OPP awards that was unvested as of December 31, 2016, (iii) the pro-rated accelerated vesting of the 2015 OPP award and 2016 OPP award held by the executive officer and (iv) except with respect to Mr. Hatfield, the accelerated vesting of the RSU retention awards based on the achievement of pro-rated performance goals, plus the dividend equivalents that would become payable in respect of the RSU retention awards. Amounts do not include the dividend equivalents that may become payable in respect of the executive’s 2015 OPP award and 2016 OPP award upon the termination, as that amount is not yet determinable. As required by applicable disclosure rules, these values reflect a hypothetical termination of the executive’s employment occurring on December 31, 2016.

The value of accelerated restricted stock, RSU retention awards and 2013 and 2014 OPP awards vesting was calculated as described in footnote (4) above.
The 2015 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2015 OPP, or 22.4%, 12%, 8%, 10% and 4% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the pro-rated portion of the performance period elapsed through December 31, 2016, or approximately two-thirds, times (z) the projected bonus pool under the 2015 OPP, or $15,000,000. The 2015 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2015 through December 31, 2016. Note, however, that the value of these accelerated 2015 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2015 OPP awards under this scenario could be greater or less than the amounts reported.
The 2016 OPP awards were valued for each executive officer by multiplying (x) the executive officer’s interest in the 2016 OPP, or 21.43%, 11.43%, 7.14%, 9.14% and 5.14% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, times (y) the pro-rated portion of the performance period elapsed through December 31, 2016, or approximately one-third, times (z) the projected bonus pool under the 2016 OPP, or $17,500,000. The 2016 OPP bonus pool is not yet determinable. We have estimated for purposes of this disclosure that the Company’s TSR performance over the remainder of the performance period will replicate the Company’s actual TSR performance from January 1, 2016 through December 31, 2016. Note, however, that the value of these accelerated 2016 OPP awards would ultimately reflect actual performance and, accordingly, if our actual TSR results vary, the amounts payable in respect of 2016 OPP awards under this scenario could be greater or less than the amounts reported.

(6)
Represents, for each executive officer, the full accelerated vesting of (i) the earned but unvested portion of the executive’s 2013 and 2014 OPP awards as of December 31, 2016 and (ii) the 2015 OPP award and 2016 OPP award held by the executive officer based on actual performance through December 31, 2016, plus the dividend equivalents that would become payable in respect of the executive’s

2015 OPP and 2016 OPP awards upon the change in control. In addition, except with respect to Mr. Hatfield, includes the value of the accelerated vesting of the RSU retention awards based on the achievement of pro-rated performance goals plus the dividend equivalents that would become payable in respect of the RSU retention awards. As required by applicable disclosure rules, these values reflect a hypothetical change in control occurring on December 31, 2016.
The value of the 2013 and 2014 OPP awards vesting was calculated as described in footnote (4) above.
The 2015 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 22.4%, 12%, 8%, 10% and 4% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, by (y) a bonus pool of $15,000,000, determined based on actual TSR performance through December 31, 2016.
The 2015 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2015 OPP award upon such change in control, or $132,835, $71,160, $47,440, $59,301 and $23,720 for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, based on the dividends per share declared during the performance period (beginning on January 1, 2015) through December 31, 2016 and the bonus pool of $15,000,000 (determined based on actual TSR performance through December 31, 2016).
The 2016 OPP award values were determined for each executive officer by multiplying (x) the executive officer’s pool interest of 21.43%, 11.43%, 7.14%, 9.14% and 5.14% for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, by (y) a bonus pool of $17,500,000, determined based on actual TSR performance through December 31, 2016.
The 2016 OPP award values for each executive also include an amount equal to the aggregate dividend equivalents that would become payable to the executive in respect of his 2016 OPP award upon such change in control, or $76,302, $40,697, $25,420, $32,543 and $18,298 for Messrs. Coleman, Lammas, Barton, Vouvalides and Hatfield, respectively, based on the dividends per share declared during the performance period (beginning on January 1, 2015) through December 31, 2016 and the bonus pool of $17,500,000 (determined based on actual TSR performance through December 31, 2016).

(7)
Represents, for each executive officer, the sum of the values attributable to (i) the accelerated vesting of the unvested portion of all outstanding shares of restricted stock held by the executive officer as of December 31, 2016, (ii) the accelerated vesting of the portion of the executive’s 2013 OPP award and 2014 OPP award that was unvested as of December 31, 2016, (iii) the full accelerated vesting of the 2015 OPP award and 2016 OPP award held by the executive officer based on actual performance through December 31, 2016, and (iv) the accelerated vesting of the RSU retention awards based on the achievement of a pro-rated cumulative TSR goals. As required by applicable disclosure rules, these values reflect a hypothetical change in control and qualifying termination of the executive’s employment occurring on December 31, 2016.

The value of accelerated restricted stock, RSU retention awards and 2013 and 2014 OPP awards vesting was calculated as described in footnote (4) above. The value of the 2015 and 2016 OPP awards was calculated as described in footnote (6) above.

(8)	Represents the life insurance proceeds payable by a third-party insurer under the executive’s life insurance policy upon a termination of employment due to death.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	6,849,611(2)	—	5,695,468(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	6,849,611	—	5,695,468
______________

(1)	Consists of the 2010 Plan.

(2)
Represents unvested restricted stock, unvested RSUs, potential awards under our one-time RSU retention grants and potential awards under our OPP plans using the maximum bonus pool eligible to be earned and based on a stock price of $34.78 for the 2015 OPP and 2016 OPP.

(3)
As of December 31, 2016, 5,695,468 fungible units remained available for issuance under our 2010 Plan. This fungible unit limit means that, based on the relative fungible unit weights attributable to different award types under the plan, the maximum number of shares that may be issued under the plan as of December 31, 2016 ranged from 1,930,667 to 7,301,881 shares, with the ultimate share limit determined by reference to the types of awards actually granted under the plan. The amount disclosed in the table represents the number of shares that would be available for issuance if all awards made after December 31, 2016 are granted as ten-year options.

COMPENSATION RISK ANALYSIS

As part of the 2016 compensation process, the Compensation Committee, in conjunction with FTI, considered the matter of risks to stockholders and to the achievement of performance objectives that may be inherent in the compensation programs. After reviewing and discussing the foregoing, it was concluded that the Company’s compensation programs are designed with an appropriate risk-reward balance in relation to the Company’s business strategy and that none of the compensation programs encourage any executive or employee to take on excessive or unnecessary risks that are reasonably likely to have a material adverse effect on the Company. The following elements of our executive compensation plans and practices were considered in evaluating whether such plans and practices encourage our executives to take unnecessary risks:

•
We evaluate performance based on a variety of business objectives, including but not limited to, execution of capital markets strategy, expansion of asset base, sourcing and completion of accretive acquisitions, strength of balance sheet, earnings, and occupancy and leasing performance, that we believe correlate to the long-term, sustainable creation of stockholder value;

•
The most material component of equity-based executive compensation is in the form of “full-value awards,” such as restricted stock, which, as compared to stock options or other market-based equity compensation vehicles, retains some degree of value even in periods of depressed markets and thus provides executives with a baseline of value that lessens the likelihood that executives will undertake any unnecessary risks to get or keep options (or other similar vehicle) “in-the-money”;

•
In 2016, the Compensation Committee retained ultimate discretion in setting compensation and did not rely on pre-determined formulas, therefore our executives were not encouraged to take unreasonable risks to meet certain hurdles to avoid not achieving the required formulaic metric; and

•
As the most material portion of each executive’s compensation to date has been in the form of stock, our executives have sizable holdings of equity in the Company, which aligns an appropriate portion of their personal wealth with our long-term performance. None of the shares of our stock or the common units of our operating partnership, or common units, owned by our directors and executive officers are pledged as collateral for a loan.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which common units are exchangeable for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and NEOs, and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to common units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 24, 2017 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. As of March 24, 2017, 156,050,476 shares of our common stock were issued and outstanding.

Unless otherwise indicated, the address of each named person is c/o Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025.

Name of Beneficial Owner	Number of Shares and Common Units Beneficially Owned	Percentage of Outstanding Common Stock(1)	Percentage of Outstanding Common Stock and Common Units(2)
The Vanguard Group(3)	19,340,837	12.39	12.35
Cohen and Steers Inc.(4)	14,163,604	9.08	9.04
BlackRock, Inc.(5)	11,045,490	7.08	7.05
FMR LLC(6)	10,482,099	6.72	6.69
Vanguard Specialized Funds(7)	9,881,236	6.33	6.31
Invesco Ltd.(8)	9,136,884	5.86	5.83
Victor J. Coleman	1,414,158	*	*
Mark T. Lammas	322,680	*	*
Jonathan M. Glaser	190,272	*	*
Alexander Vouvalides	177,270	*	*
Christopher Barton	175,213	*	*
Barry A. Porter	70,191	*	*
Mark D. Linehan	40,459	*	*
Joshua Hatfield	26,759	*	*
Theodore R. Antenucci	26,441	*	*
Robert M. Moran, Jr.	26,441	*	*
Richard B. Fried	20,559	*	*
Robert L. Harris II	7,535	*	*
Frank Cohen	—	*	*
Michael Nash	—	*	*
All directors and executive officers as a group (13 persons)	512,988	0.33	0.33
__________________
* Represents less than 1.0%.

(1)
Based on 156,050,476 shares of common stock outstanding as of March 24, 2017. In addition, amounts for each person assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors and executive officers as a group assume all common units held by them are exchanged for shares of our common stock, in each case, regardless of when such common units are exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)
Based on 156,050,476 shares of common stock outstanding as of March 24, 2017 and 569,045 common units held by limited partners outstanding as of March 24, 2017, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock. Does not include shares of common stock that may be issued upon exchange of series A preferred units of limited partnership interest in our operating partnership or upon exchange of common units into which such series A preferred units may be converted.

(3)
The Vanguard Group, a Pennsylvania corporation, is the parent holding company of Vanguard Fiduciary Trust Company, a Delaware limited liability company, and Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. may be deemed to beneficially own the shares owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The principal address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The information in this footnote is based solely upon a Schedule 13G/A filed by The Vanguard Group on February 13, 2017.

(4)
Cohen & Steers, Inc., a Delaware corporation, is the parent holding company of Cohen & Steers Capital Management, Inc, a New York corporation, and Cohen & Steers UK Ltd, a United Kingdom Private Limited Company. Cohen & Steers, Inc. may be deemed to beneficially own the shares owned by Cohen & Steers Capital Management, Inc and Cohen & Steers UK Ltd. The principal address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The information in this footnote is based solely upon a Schedule 13G/A filed by Cohen & Steers, Inc. on February 14, 2017.

(5)
BlackRock, Inc., a New York corporation, is the parent holding company of BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Japan Co Ltd. BlackRock, Inc. may be deemed to beneficially own the shares owned by BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Japan Co Ltd. The principal address for BlackRock, Inc. is 55 East 52 Street, New York City, NY 10055. The information in this footnote is based solely upon a Schedule 13G/A filed by BlackRock, Inc. on January 24, 2017.

(6)
FMR LLC, a Delware limited liability corporation, is the parent holding company of FIAM LLC, Fidelity Institutional Asset Management Trust Company, FMR CO., Inc and Strategic Advisers, Inc. FMR LLC may be deemed to beneficially own the shares owned by FIAM LLC, Fidelity Institutional Asset Management Trust Company, FMR CO., Inc and Strategic Advisers, Inc. The principal address for FMR LLC is 245 Summer Street Boston, MA 02210. The information in this footnote is based solely upon a Schedule 13G filed by FMR LLC on February 14, 2017.

(7)
Vanguard Specialized Funds—Vanguard REIT Index Fund is a Delaware corporation. The principal address for The Vanguard Specialized Funds is 100 Vanguard Blvd., Malvern, PA 19355. The information in this footnote is based solely upon a Schedule 13G/A filed by the Vanguard Specialized Funds on February 13, 2017.

(8)
Invesco Ltd., a Bermuda corporation, is the parent company of Invesco Advisers, Inc. and Invesco PowerShares Capital Management LLC, each an investment adviser, and Invesco Ltd. may be deemed to beneficially own the shares held by these investment advisers. The principal address for Investco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. The information in this footnote is based solely upon a Schedule 13G/A filed by Invesco Ltd. on February 8, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Form 5 was required for such persons, we believe that, during the fiscal year ended December 31, 2016, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

RELATED-PARTY AND OTHER TRANSACTIONS INVOLVING
OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Lease and Subsequent Purchase of Corporate Headquarters from Blackstone

On July 26, 2006, the Company’s predecessor, Hudson Capital, LLC, entered into a lease agreement and subsequent amendments with landlord Trizec Holdings Cal, LLC (an affiliate of Blackstone) for the Company’s corporate headquarters at 11601 Wilshire Boulevard. The Company amended the lease to increase its occupancy to 40,120 square feet commencing on September 1, 2015. On December 16, 2015, the Company entered into an amendment of that lease to expand the space to approximately 42,371 square feet and to extend the term by an additional three years, to a total of ten years, through August 31, 2025. On July 1, 2016, the Company purchased the 11601 Wilshire property from funds managed by Blackstone for $311.0 million (before credits, prorations and closing costs).

JMG Capital Lease at 11601 Wilshire

JMG Capital Management LLC leases approximately 6,638 square feet at the Company’s 11601 Wilshire property pursuant to an eight-year lease at an aggregate rate of approximately $279,000 annualized rent per year. Jonathan M. Glaser, a member of the Board, is the founder and managing member of JMG Capital Management LLC. JMG Capital Management LLC was a tenant of the property at the time it was purchased by the Company.

222 Kearny Street Disposition

On December 30, 2016, the Company entered into an agreement to sell its 222 Kearny Street property to a joint venture, a partner of which is an affiliate of the Farallon Funds. Richard B. Fried, an independent director on our Board, is a managing member of the Farallon Funds. 222 Kearny Street was subsequently sold on February 14, 2017.

Agreements Related to EOP Acquisition

On April 1, 2015, the Company completed the EOP Acquisition from certain affiliates of Blackstone, which consisted of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels located throughout the San Francisco Peninsula, Redwood Shores, Palo Alto, Silicon Valley and North San Jose submarkets. The total consideration paid for the EOP Acquisition before certain credits, prorations and closing costs included a cash payment of $1.75 billion and an aggregate of 63,474,791 shares of common stock of Hudson Pacific Properties, Inc. and common units in the operating partnership. In connection with the EOP Acquisition, the Company, the operating partnership and Blackstone entered into a stockholders agreement, which conferred Blackstone certain rights, including the right to nominate up to three of the Company’s directors. Additionally, the Company entered into a registration rights agreement with Blackstone providing for customary registration rights with respect to the equity consideration paid in the EOP Acquisition. Following a common stock offering and common unit repurchase on January 10, 2017, Blackstone no longer holds an ownership interest in the Company or the operating partnership and both the stockholders agreement and the registration rights agreement automatically terminated on that date.

Common Stock Offerings and Common Unit Redemptions

On May 16, 2016, the Company and the Farallon Funds completed a public offering of 10,600,000 shares of common stock, consisting of 10,117,223 shares offered by the Company and 482,777 shares offered by the Farallon Funds. The offering generated net proceeds for the Company and the Farallon Funds of approximately $294.2 million and $14.0 million, respectively, before expenses. The Company used the net proceeds that it received from the offering to redeem 10,117,223 common units held by Blackstone and the Farallon Funds.

On July 21, 2016, the Company and the Farallon Funds completed a public offering of 20,000,000 shares of common stock, consisting of 19,195,373 shares offered by the Company and 804,627 shares offered by the Farallon Funds. The offering generated net proceeds for the Company and the Farallon Funds of approximately $582.0 million and $24.4 million, respectively, before expenses. The Company used the net proceeds that it received from the offering to redeem 19,195,373 common units held by Blackstone and the Farallon Funds.

On November 28, 2016, the Company and the Farallon Funds completed a public offering of 18,699,017 shares of common stock, consisting of 17,533,099 shares offered by the Company and 1,165,918 shares offered by the Farallon Funds. The offering generated net proceeds for the Company and the Farallon Funds of approximately $569.8 million and $37.9 million, respectively, before expenses. The Company used the net proceeds that it received from the offering to redeem 17,533,099 common units held by Blackstone and the Farallon Funds.

On January 10, 2017, the Company, Blackstone and the Farallon Funds completed a public offering of 18,673,808 shares of common stock, consisting of 8,881,575 shares offered by the Company and 9,792,233 shares offered by the selling stockholders. The offering generated net proceeds for the Company and the selling stockholders of approximately $310.9 million and $342.7 million, respectively, before expenses. The Company used the net proceeds that it received from the offering to redeem 8,881,575 common units held by Blackstone and the Farallon Funds. Following the completion of this offering and the common unit redemption, Blackstone and the Farallon Funds no longer hold any ownership interests in the Company or the operating partnership.

The Company did not receive any proceeds from the sale of the common stock by the selling stockholders in the offerings described above but it paid approximately half of the expenses of the offerings with respect to the shares of common stock sold by the Farallon Funds and all of the expenses with respect to the shares of common stock sold by Blackstone, in each case, other than underwriting discounts, which were borne by the selling stockholders.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Standards of Business Conduct policy since our IPO in June 2010. As part of our Standards of Business Conduct, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.

Our Board has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written Amended Policy Regarding Transactions with Related Parties governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), which involves a potential corporate opportunity, or in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons has a substantial ownership interest or control of such entity.

Directors and executive officers are required to submit to our General Counsel a description of any current or proposed transaction in advance of participating in such transaction. Our General Counsel is responsible for determining whether or not the proposed transaction is subject to our policy. If our General Counsel deems such transaction subject to our policy, she will report such transaction to the Chairperson of the Audit Committee. The Audit Committee is responsible for approving such transactions and in doing so, the Audit Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested senior business leaders, disinterested directors and legal counsel.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and any information included on our Website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FUNDS FROM OPERATIONS (“FFO”)

We calculate funds from operations, “FFO,” in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts. The White Paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. We use FFO per share to calculate annual cost bonuses for certain employees.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

The following table presents our FFO for the years ended December 31, 2016 and 2015 and a reconciliation of net income (loss) to FFO, excluding specified items:

	Year Ended December 31,
	2016	2015
Net income (loss)	$43,758	$(16,082)
Adjustments:
Depreciation and amortization of real estate assets	267,245	244,182
Gains on sales	(30,389)	(30,471)
FFO attributable to non-controlling interest	(18,817)	(14,216)
Net income attributable to preferred stock and units	(636)	(12,105)
FFO to common stockholders and unit holders	261,161	171,308
Specified items impacting FFO:
Acquisition-related expenses	376	43,336
FFO (excluding specified items) to common stockholders and unitholders	$261,537	$214,644
Weighted average common stock/units outstanding—diluted	146,739	129,590
FFO (excluding specified items) per common stock/unit—diluted	$1.78	$1.66

CHANGE IN GAAP AND CASH RENTS

Change in GAAP and cash rents is calculated as the change between the new/renewal rate for signed leases and the expiring rate for the same space. This excludes leases that were not occupied within the last 12 months. The change in GAAP rents is calculated by taking the average monthly rental rate over the term of the lease for both the new/renewal and expiring leases. The change in cash rents is calculated by taking the average of the initial rental rate for the new/renewal and the expiring rental rate for the expiring leases.

APPENDIX B: AMENDED AND RESTATED HUDSON PACIFIC PROPERTIES, INC. AND HUDSON PACIFIC PROPERTIES, L.P. 2010 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), Hudson Pacific Services, Inc., a Maryland corporation (the “Services Company”), and Hudson Pacific Properties, L.P. (the “Partnership”) by linking the individual interests of Employees, Consultants, members of the Board, and Services Company Directors to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company, the Services Company, the Partnership and their subsidiaries in their ability to motivate, attract, and retain the services of those individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s, the Service Company’s and the Partnership’s operation is largely dependent. The Plan amends and restates in its entirety the Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan, as amended (the “Original Plan”).
ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1“5-Year Options” shall have the meaning provided in Section 3.1(a)(i) hereof.

2.2“10-Year Options” shall have the meaning provided in Section 3.1(a)(ii) hereof.

2.3“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12 hereof. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.4“Affiliate” shall mean the Partnership, the Services Company, any Parent and any Subsidiary.

2.5“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.6“Award” shall mean an Option, a Restricted Stock Award, a Performance Award, a Dividend Equivalent Award, a Stock Payment Award, a Restricted Stock Unit Award, a Performance Share Award, an Other Incentive Award, a Profits Interest Unit Award or a Stock Appreciation Right, which may be awarded or granted under the Plan.

2.7“Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

2.8“Board” shall mean the Board of Directors of the Company.

2.9“Change in Control” shall mean the occurrence of any of the following events:
(a)    A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, the Services Company, the Partnership or any Subsidiary, an employee benefit plan maintained by any of the foregoing entities or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.9(a) or Section 2.9(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:
(i)    Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.9(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d)    Approval by the Company’s stockholders of a liquidation or dissolution of the Company.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5). Consistent with the terms of this Section 2.9, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.
2.10“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.
2.11“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 12 hereof.
2.12“Common Stock” shall mean the common stock of the Company, par value $.01 per share.
2.13    “Company” shall mean Hudson Pacific Properties, Inc., a Maryland corporation.
2.14    “Consultant” shall mean any consultant or advisor of the Company, the Services Company, the Partnership or any Subsidiary if:

(a)	The consultant or adviser renders bona fide services to any such entity;

(b)
The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for securities of the Company or any Affiliate; and

(c)	The consultant or adviser is a natural person who has contracted directly with any such entity to render such services.

2.15    “Covered Employee” shall mean any Employee who is, or could become, a “covered employee” within the meaning of Section 162(m) of the Code.

2.16    “Director” shall mean a member of the Board, as constituted from time to time.

2.17    “Director Limit” shall mean the limits applicable to Awards granted to Non-Employee Directors under the Plan, as set forth in Section 3.4 hereof.

2.18    “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2 hereof.

2.19    “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.20    “Effective Date” shall mean, for purposes of the Plan (as amended and restated), the date on which the Plan is approved by the Company’s stockholders; provided, however, that solely for purposes of the last sentence of Section 13.1 hereof, the Effective Date shall be the date on which the Plan (as amended and restated) is adopted by the Board, subject to approval of the Plan (as amended and restated) by the Company’s stockholders. Notwithstanding the foregoing, the Original Plan shall remain in effect on its existing terms unless and until the Plan (as amended and restated) is approved by the Company’s stockholders.

2.21    “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.22    “Employee” shall mean any officer or other employee (within the meaning of Section 3401(c) of the Code) of the Company, the Services Company, the Partnership or any Subsidiary.

2.23    “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.24    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.25    “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)    If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)    If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)    If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.26“Full Value Award” shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Participant pays the grant-date intrinsic value of the Award (whether directly or by foregoing a right to receive a payment from the Company), including any Restricted Stock Award, Performance Award, Dividend Equivalent Award, Stock Payment Award, Restricted Stock Unit Award, Performance Share Award, Other Incentive Award or Profits Interest Unit, in each case, to the extent settled in Shares without payment of the grant-date intrinsic value by the recipient.

2.27“Fungible Unit” shall mean the measuring unit used to determine the number of Shares by which the Share Limit will be debited or credited in connection with the grants and forfeitures of different types of Awards under the Plan.

2.28“Fungible Unit Limit” shall have the meaning provided in Section 3.1(a) hereof.

2.29“Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code).
2.30“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.31“Individual Award Limit” shall mean the cash and share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.
2.32“Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.33“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.
2.34“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.35“Original Plan” shall mean the Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan, as amended.
2.36“Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 9.6 hereof.
2.37“Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.38“Participant” shall mean a person who, as an Employee, Consultant, member of the Board, or Services Company Director, has been granted an Award pursuant to the Plan.
2.39“Partnership Agreement” shall mean the Agreement of Limited Partnership of Hudson Pacific Properties, L.P., as the same may be amended, modified or restated from time to time.
2.40“Performance Award” shall mean an Award that is granted under Section 9.1 hereof.
2.41“Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.
2.42“Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:
(a)The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of Common Stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects (including with respect to office portfolios); (xxii) market share; and (xxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii)  items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.43“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Company, the Services Company, the Partnership, any Subsidiary, any division or business unit thereof or an individual. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards.
2.44“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.
2.45“Performance Share” shall mean a contractual right awarded under Section 9.5 hereof to receive a number of Shares or the cash value of such number of Shares based on the attainment of specified Performance Goals or other criteria determined by the Administrator.
2.46 “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.
2.47 “Plan” shall mean this Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan, as it may be amended from time to time.
2.48“Profits Interest Unit” shall mean, to the extent authorized by the Partnership Agreement, a unit of the Partnership that is granted pursuant to Section 9.7 hereof and is intended to constitute a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191.
2.49“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.50 “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
2.51“Restricted Stock” shall mean Common Stock awarded under Article 8 hereof that is subject to certain restrictions and may be subject to risk of forfeiture.
2.52“Restricted Stock Unit” shall mean a contractual right awarded under Section 9.4 hereof to receive in the future a Share or the cash value of a Share.
2.53“Securities Act” shall mean the Securities Act of 1933, as amended.
2.54“Services Company” shall mean Hudson Pacific Services, Inc., a Maryland corporation.

2.55“Services Company Director” shall mean a member of the Board of Directors of the Services Company.
2.56“Share Limit” shall have the meaning provided in Section 3.1(a) hereof.
2.57“Shares” shall mean shares of Common Stock.
2.58“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10 hereof.
2.59“Stock Payment” shall mean a payment in the form of Shares awarded under Section 9.3 hereof.
2.60“Subsidiary” shall mean (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company, the Partnership, the Services Company and/or by one or more Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the equity interests are owned, directly or indirectly, by the Company, the Partnership, the Services Company and/or by one or more Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the Partnership, the Services Company and/or by one or more Subsidiaries.
2.61“Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
2.62“Termination of Service” shall mean:
(a)As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.
(b)As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or an Affiliate.
(c)As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or an Affiliate.
The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
ARTICLE 3.

SHARES SUBJECT TO THE PLAN
3.1Number of Shares.

(a)Subject to Section 3.1(b) and Section 13.2 hereof, the aggregate number of Fungible Units which may be subject to Awards granted under the Plan following the Effective Date shall equal the sum of (i) fifteen million (15,000,000) and (ii) the number of Fungible Units available under the Original Plan on the Effective Date (the “Fungible Unit Limit”), meaning that, based on the Fungible Unit weighting mechanisms described in Sections 3.1(a)(i) - (iii) below for different Award types, (x) a maximum of two million nine hundred eighteen thousand two hundred eighty-seven (2,918,287) Shares may be issued pursuant to Awards under the Plan following the Effective Date if all such Awards granted under the Plan are granted as Full Value Awards, (y) a maximum of fifteen million (15,000,000) Shares may be issued pursuant to Awards under the Plan if all such Awards granted under the Plan following the Effective Date are granted as 10-Year Options and (z) a maximum of eighteen million five hundred eighteen thousand five hundred eighteen (18,518,518) Shares may be issued pursuant to Awards under the Plan if all such Awards granted under the Plan following the Effective Date are granted as 5-Year Options ((x), (y), (z), collectively, the “Share Limit”), it being understood that the Share Limit with respect to Awards granted following the Effective Date shall range from two million nine hundred eighteen thousand two hundred eighty-seven (2,918,287) Shares to eighteen million five hundred eighteen thousand five hundred eighteen (18,518,518) Shares (but in no event more than eighteen million five hundred eighteen thousand five hundred eighteen (18,518,518) Shares) depending on the types of Awards actually granted under the Plan following the Effective Date. The maximum aggregate number of Shares that may be issued under the Plan following the Effective Date pursuant to the exercise of Incentive Stock Options shall not exceed fifteen million (15,000,000) Shares (or such lesser number as may be available under the Share Limit). Shares subject to Awards granted following the Effective Date shall be counted as follows:

(i)Awards of Options, Stock Appreciation Rights or other Awards that do not constitute Full Value Awards and that expire five (5) years or less from the applicable date of grant (“5-Year Options”) shall be counted against the Fungible Unit Limit as 0.81 Fungible Units for every one (1) Share subject to such 5-Year Option;

(ii)Awards of Options, Stock Appreciation Rights or other Awards that do not constitute Full Value Awards and that expire more than five (5) years from the applicable date of grant (“10-Year Options”) shall be counted against the Fungible Unit Limit as one (1) Fungible Unit for every one (1) Share subject to such 10-Year Option; and

(iii)Full Value Awards shall be counted against the Fungible Unit Limit as 5.14 Fungible Units for every one (1) Share subject to such Full Value Award.

(b)If any Shares subject to an Award granted following the Effective Date are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Fungible Unit Limit (and correspondingly to the Share Limit) as the same number of Shares as would be debited from the Fungible Unit Limit (and correspondingly, the Share Limit) in respect of the current grant of such Award (as may be adjusted in accordance with Section 13.2 hereof). If any Shares subject to an Award granted on or prior to the Effective Date pursuant to the Original Plan are forfeited or expire or such Award is settled for cash (in whole or in part), in any case following the Effective Date, the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Fungible Unit Limit (and correspondingly to the Share Limit) as the same number of Shares as would be debited from the Fungible Unit Limit (and correspondingly, the Share Limit) set forth in the Original Plan in respect of the current grant of such Award (as may be adjusted in accordance with Section 13.2 hereof). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Fungible Unit Limit (or the Share Limit) and will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 hereof at the same price paid by the Participant so that such shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock or Common Stock purchased on the open market.

3.3Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2 hereof, (a) the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year (measured from the date of any grant) shall be one million, five hundred thousand (1,500,000) and the maximum aggregate amount of cash that may be paid in cash during any calendar year (measured from the date of any payment) with respect to one or more Awards payable in cash shall be $10,000,000 (together, the “Individual Award Limits”).

3.4Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan, the sum of any cash compensation and the grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards granted under the Plan to a Non-Employee Director during any calendar year shall not exceed the amount equal to $500,000 (the “Director Limit”).

ARTICLE 4.

GRANTING OF AWARDS

4.1Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2Award Agreement. Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program.

4.3Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b‑3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by applicable law.

4.4At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

4.5Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share Limit (including the Fungible Unit Limit), the Individual Award Limits or the Director Limit contained in Sections 3.1, 3.3 and 3.4 hereof, respectively; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law.

4.6Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISITIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS
PERFORMANCE-BASED COMPENSATION.

5.1Purpose. The Committee, in its sole discretion, may determine whether any Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, unless otherwise provided in an Award Agreement, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.4Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement (and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code), the holder of an Award that is intended to qualify as Performance-Based Compensation must be employed by the Company or an Affiliate throughout the applicable Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.5Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations imposed by Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company and any Affiliate corporation thereof exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options.

6.3Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service.

6.5Option Vesting.

(a)The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b)No portion of an Option which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in a Program, the applicable Award Agreement or by action of the Administrator following the grant of the Option.

6.6Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, however, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

6.7Substitution of Stock Appreciation Rights. The Administrator may provide in an applicable Program or the applicable Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

7.2Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)In the event that the Option shall be exercised pursuant to Section 11.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 11.1 and 11.2 hereof.

7.3Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Participant, or (b) one year after the transfer of such shares to such Participant.

ARTICLE 8.

RESTRICTED STOCK

8.1Award of Restricted Stock.

(a)The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by applicable law.

8.2Rights as Stockholders. Subject to Section 8.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in an applicable Program or in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3 hereof.

8.3Restrictions. All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of an applicable Program or in the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company or Affiliate performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of any Program or by the applicable Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable Program or the applicable Award Agreement. The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement or disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company cease to have a right of repurchase.

8.5Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

ARTICLE 9.

PERFORMANCE AWARDS; DIVIDEND EQUIVALENTS; STOCK PAYMENTS;
RESTRICTED STOCK UNITS; PERFORMANCE SHARES; OTHER INCENTIVE
AWARDS; PROFITS INTEREST UNITS

9.1Performance Awards.

(a)The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(b)Without limiting Section 9.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5 hereof.

9.2Dividend Equivalents.

(a)Subject to Section 9.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.
(b)Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

9.3Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code or an exemption therefrom. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

9.5Performance Share Awards. Any Eligible Individual selected by the Administrator may be granted one or more Performance Share awards which shall be denominated in a number of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.

9.6Other Incentive Awards.  The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case on a specified date or dates or over any period or periods determined by the Administrator. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator.

9.7Profits Interest Units. The Administrator is authorized to grant Profits Interest Units in such amount and subject to such terms and conditions as may be determined by the Administrator; provided, however, that Profits Interest Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant’s capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Administrator, provided that the Profits Interest Units would constitute “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Administrator shall specify the conditions and dates upon which the Shares for which the Profits Interest Units may be exchanged shall be issued, which dates shall not be earlier than the date as of which the Profits Interest Units vest and become nonforfeitable. Profits Interest Units shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

9.8Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.9Other Terms and Conditions. All applicable terms and conditions of each Award described in this Article 9, including without limitation, as applicable, the term, vesting and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

9.10Exercise upon Termination of Service. Awards described in this Article 9 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that such Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or in certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

STOCK APPRECIATION RIGHTS
10.1Grant of Stock Appreciation Rights.

(a)The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b)A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then-exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 10.1(c) hereof, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)Notwithstanding the foregoing provisions of Section 10.1(b) hereof to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, however, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

10.2Stock Appreciation Right Vesting.

(a)The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Participant shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b)No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

10.3Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then-entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c)In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

10.4Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation

Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

10.5Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS
11.1Payment. The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2Tax Withholding. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Participant may have elected or agreed, allow a Participant to satisfy such obligations by any payment means described in Section 11.1 above, including without limitation, by allowing such Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allowing the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in the applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3Transferability of Awards.

(a)Except as otherwise provided in Section 11.3(b) or (c) hereof:

(i)No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii)No Award or interest or right therein shall be subject to the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such

Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and

(iii)During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(b)Notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Administrator, including without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. In addition, and further notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)Notwithstanding Section 11.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married and resides in a “community property” state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Administrator prior to the Participant’s death.

11.4Conditions to Issuance of Shares.

(a)Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e)Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Participant incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator).

11.6Prohibition on Repricing. Subject to Section 13.2 hereof, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 13.2 hereof, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

ARTICLE 12.

ADMINISTRATION
12.1Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6 hereof.

12.2Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 13.13 hereof. Any such grant or award under the Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b‑3 under the Exchange Act, Section 162(m) of the Code, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

12.3Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee or as required by law, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)Designate Eligible Individuals to receive Awards;

(b)Determine the type or types of Awards to be granted to each Eligible Individual;

(c)Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)Decide all other matters that must be determined in connection with an Award;

(h)Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j)Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

12.5Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

12.6Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.1Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2 hereof, (i) increase the Share Limit (including the Fungible Unit Limit) or the Director Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 11.6 hereof. Except as provided in Section 13.13 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

13.2Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit (including the Fungible Unit Limit), the Director Limit and Individual Award Limits); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code unless otherwise determined by the Administrator.

(b)In the event of any transaction or event described in Section 13.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;

(ii)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);

(iv)To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement; and

(v)To provide that the Award cannot vest, be exercised or become payable after such event.

(c)In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b) hereof:

(i)The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit (including the Fungible Unit Limit), the Director Limit and the Individual Award Limits). The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(d)Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. For the purposes of this Section 13.2(d), an Award shall be considered assumed or substituted if, following the Change in Control, the assumed or substituted Award confers the right to purchase or receive, for each share of Common Stock subject to the Award or into which the Award is convertible immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the assumed or substituted Award, for each share of Common Stock subject to such Award or into which the Award is convertible, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(e)In the event that the successor corporation in a Change in Control and its parents and subsidiaries refuse to assume or substitute for any Award in accordance with Section 13.2(d) hereof, each such non-assumed/substituted Award shall become fully vested and, as applicable, exercisable and shall be deemed exercised, immediately prior to the consummation of such transaction, and all forfeiture restrictions on any or all such Awards shall lapse at such time. If an Award vests and, as applicable, is exercised in lieu of assumption or substitution in connection with a Change in Control, the Administrator shall notify the Participant of such vesting and any applicable exercise, and the Award shall terminate upon the Change in Control. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 13.2(e) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.

(f)The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(g)With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized with respect to any Award to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(h)The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the stockholders of the Company or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or such Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock, the securities of any Affiliate or the rights thereof or which are convertible into or exchangeable for Common Stock or securities of any Affiliate, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(i)No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code to the extent applicable to such Award, unless the Administrator determines any such adjustments to be appropriate.

(j)In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

13.3Approval of Plan by Stockholders. The Plan (as amended and restated) will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan (as amended and restated). Awards may be granted or awarded under the Plan (as amended and restated) and subject to the terms and conditions of the Original Plan following the Board’s adoption of the Plan (as amended and restated) unless and until the Plan (as amended and restated) receives stockholder approval. Awards granted from and after stockholder approval of the Plan (as amended and restated) will be subject to the terms and conditions of the Plan (as amended and restated). If the Plan (as amended and restated) is not approved by stockholders within twelve (12) months after its adoption by the Board, then the Original Plan shall continue on its existing terms and conditions and the Plan (as amended and restated) shall be of no force or effect.

13.4No Stockholders Rights. Except as otherwise provided herein or in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

13.5Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

13.6Section 83(b) Election. No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Administrator, which the Administrator may grant or withhold in its sole discretion. If, with the consent of the Administrator, a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

13.7Grant of Awards to Certain Employees or Consultants. The Company, the Services Company, the Partnership or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which Shares or other securities and/or payment therefor may be exchanged or contributed between the Company and such other party, or may be returned to the Company upon any forfeiture of Shares or other securities by the Participant, for the purpose of ensuring that the relationship between the Company and its Affiliates remain at arm’s-length.

13.8REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:

(a)    to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in the Company’s charter, as amended from time to time); or
(b)    if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such award could impair the Company’s status as a REIT.

13.9Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.10Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, the issuance and delivery of Shares and Profits Interest Units and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

13.11Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.12Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

13.13Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, any applicable Program and the Award Agreement covering such Award shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

13.14No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

13.15Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

13.16Indemnification. To the extent allowable pursuant to applicable law, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.17Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.18Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

* * * * *
I hereby certify that the foregoing Plan (as amended and restated) was duly adopted by the Board of Directors of Hudson Pacific Properties, Inc. on ____________ __, 2017.
* * * * *
I hereby certify that the foregoing Plan (as amended and restated) was approved by the stockholders of Hudson Pacific Properties, Inc. on [May 24], 2017.
Executed on this ____ day of _______________, 2017.

___________________________
Corporate Secretary

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC and Maryland law, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Hudson Pacific Properties, Inc., Attention: Investor Relations, 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025, (b) telephone at (310) 622-1702, or (c) e-mail at ir@hudsonppi.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

Stockholder Proposals

2017 Annual Meeting Proposals

Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws. Other than with respect to Proposal 6, we did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws or by Rule 14a-8 under the Exchange Act and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this proxy statement and any procedural matters relating to these proposals.

2018 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2018 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the cover page of this proxy statement no later than December 11, 2017. Any proposal should be addressed to our General Counsel and may be included in next year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, our Bylaws currently require that we be given advance written notice of nominations for election to our Board and other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). The Corporate Secretary must receive such notice, as well as the information and other materials required by our Bylaws, at our principal executive offices not later than December 11, 2017 and no earlier than November 11, 2017 for matters to be presented at the 2018 annual meeting of our stockholders. However, in the event that the 2018 annual meeting is held before April 24, 2017 or after June 23, 2017, for notice by the stockholder, and the accompanying information and other materials, to be timely it must be received no more than 150 days prior to the date of the 2017 annual meeting and not less than the later of the close of business on the later of (a) the 120th day prior to the date of the 2017 annual meeting or (b) the tenth day following the day on which public announcement of the date of such meeting was first made by the Company.

Other Matters

Our Board knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.

By Order of the Board of Directors

Kay L. Tidwell
Executive Vice President, General Counsel and Secretary

Los Angeles, California
April 10, 2017

ANNUAL MEETING OF STOCKHOLDERS OF
HUDSON PACIFIC PROPERTIES, INC.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on Wednesday, May 24, 2017 at 9:00 a.m., Pacific Daylight Time
at 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025

The Notice of Annual Meeting, Proxy Statement, 2016 Annual Report and other SEC filings are available at the investor relations page of our corporate information Website at http://www.edocumentview.com/HPP.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

HUDSON PACIFIC PROPERTIES

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to authorize your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2017.

Vote by Internet

- Go to **www.investorvote.com/HPP**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll-free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Proxy for the 2017 Annual Meeting of Stockholders

1234 5678 9012 345

▼ IF YOU HAVE NOT AUTHORIZED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A The Board of Directors recommends you vote "FOR" the election of each of the director nominees named below:

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Victor J. Coleman	☐	☐	☐
02 - Theodore R. Antenucci	☐	☐	☐
03 - Frank Cohen	☐	☐	☐
04 - Richard B. Fried	☐	☐	☐
05 - Jonathan M. Glaser	☐	☐	☐
06 - Robert L. Harris	☐	☐	☐
07 - Mark D. Linehan	☐	☐	☐
08 - Robert M. Moran	☐	☐	☐
09 - Michael Nash	☐	☐	☐
10 - Barry A. Porter	☐	☐	☐

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The Board of Directors recommends you vote "FOR" Proposal Nos. 2, 3 and 4, and for "1 Year" on Proposal No. 5:

Proposal	1 Year	2 Years	3 Years	Abstain
5. The advisory determination of the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote "AGAINST" Proposal No. 6:

The proxies named on the reverse are authorized to vote and otherwise represent the undersigned in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof and on the election of any other nominee if any of the nominees listed above declines or is unable to serve.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 3 2 4 4 1 5 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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02KZUC

2017 Annual Meeting Admission Ticket

2017 Annual Meeting of Stockholders of Hudson Pacific Properties, Inc.
Wednesday, May 24, 2017, 9:00 a.m., local time
11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT AUTHORIZED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HUDSON PACIFIC PROPERTIES, INC.

The stockholder (the "Stockholder") of Hudson Pacific Properties, Inc., a Maryland corporation (the "Company"), executing the reverse of this Proxy hereby appoints Victor J. Coleman and Mark T. Lammas, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025, on Wednesday May 24, 2017 at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting with all powers possessed by the Stockholder if personally present at the meeting. The Stockholder hereby acknowledges receipt of the Notice of 2017 Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the Stockholder will be cast as instructed on the reverse. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the Stockholder will be cast "FOR" each of the nominees for director listed on the reverse of this Proxy and "FOR" proposals two, three and four, and for "1 YEAR" on proposal 5, and "AGAINST" proposal 6. The votes entitled to be cast by the Stockholder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof or, if any of such listed nominees declines or is unable to serve, "FOR" the election of any other nominee designated by the Company's Board of Directors.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon and date. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +